CALCULATION OF REGISTRATION FEE

		Proposed maximum		Proposed maximum
Title of each class of securities	Amount to be	aggregate price		aggregate offering		Amount of
to be registered	registered	per unit		price		registration fee(1)
Common Shares of Companhia Vale do Rio Doce(2)	109,080,248	US$	29.00	US$	3,163,327,192	US$	124,318.76
Preferred Class A Shares of Companhia Vale do Rio Doce(2)(3)	189,063,218	US$	25.00	US$	4,726,580,450	US$	185,754.61
Total	298,143,466	N/A		US$	7,889,907,642	US$	310,073.37

(1)	The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	The common shares and the preferred shares may be represented by American Depositary Shares, each of which represents one common share or one preferred share, as applicable, evidenced by American Depositary Receipts, issuable on deposit of common shares or preferred shares, as applicable. This includes shares offered and sold outside the United States pursuant to Regulation S of the Securities Act. Such shares, however, may be resold from time to time in the United States under circumstances requiring registration under the Securities Act.

(3)	Includes 24,660,419 preferred shares that Banco de Investimentos Credit Suisse (Brasil) S.A. may purchase to cover over-allotments, if any.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-143857

PROSPECTUS SUPPLEMENT
(To prospectus dated June 18, 2007)

Companhia Vale do Rio Doce

256,926,766 Common Shares, including Common Shares
in the form of American Depositary Shares
164,402,799 Preferred Class A Shares, including Preferred Class A Shares in the form of American Depositary Shares

We are offering 256,926,766 common shares and 164,402,799 preferred class A shares (which we refer to as the preferred shares and, together with the common shares, as the shares) in a global offering that consists of an international offering outside Brazil and a concurrent offering in Brazil. Our principal shareholder will subscribe 147,846,518 common shares and 20,340,000 preferred shares in the Brazilian offering. The international offering includes a registered offering in the United States. The closings of the international and Brazilian offerings are conditioned upon each other.

In the international offering, the shares are being offered in the form of shares or in the form of American depositary shares (ADSs), each of which represents either one common share (a common ADS) or one preferred share (a preferred ADS). Investors purchasing ADSs in the international offering may elect to pay for them in U.S. dollars or euros. Shares sold in the international offering in the form of shares will be settled in Brazil and paid for in reais.

The international underwriters named in this prospectus supplement are underwriting the sale of 80,079,223 common ADSs and 63,506,751 preferred ADSs. The Brazilian underwriters are underwriting the sale of 176,847,543 common shares and 100,896,048 preferred shares, including shares sold in the international offering in the form of shares.

Our common shares and preferred shares are listed on the São Paulo Stock Exchange, or BOVESPA, under the symbols VALE3 and VALE5, respectively. The closing prices of our common shares and preferred shares on BOVESPA on July 16, 2008 were R$49.20 per common share and R$42.60 per preferred share. The common ADSs and the preferred ADSs are listed on The New York Stock Exchange, or the NYSE, under the symbols RIO and RIOPR, respectively. The closing prices on the NYSE on July 16, 2008 were US$30.65 per common ADS and US$26.77 per preferred ADS. Our ADSs have been admitted to listing and trading on Euronext Paris in euros. Trading of our common ADSs and preferred ADSs on Euronext Paris is expected to commence on or about July 18, 2008 under the symbols VALE3 and VALE5, respectively.

				Per					Per
				Common					Preferred
	Per Common ADS			Share		Per Preferred ADS			Share		Total

Public offering price	US$	29.00	€18.25	R$	46.28	US$	25.00	€15.74	R$	39.90	US$	11,560,946,189.00
Underwriting discounts and commissions (1)	US$	0.51	€0.32	R$	0.24	US$	0.44	€0.28	R$	0.21	US$	112,600,344.73
Proceeds, before expenses, to us	US$	28.49	€17.93	R$	46.04	US$	24.56	€15.46	R$	39.69	US$	11,448,345,844.27

(1)	We will pay fees for sales to retail investors amounting to US$3.7 million (or an average blended rate equal to US$0.023 per common ADS, US$0.006 per common share, US$0.005 per preferred ADS, and US$0.005 per preferred share). These fees are not included in the per share information set forth above, but are included in the total underwriting discounts and commissions.

We have granted Banco de Investimentos Credit Suisse (Brasil) S.A. an option for a period of up to approximately 30 days from the date hereof to purchase up to 24,660,419 additional preferred shares to cover over-allotments, if any.

Investing in our shares and ADSs involves risks. See “Risk Factors” beginning on page 5 of our annual report on Form 20-F for the year ended December 31, 2007, which is incorporated by reference in this prospectus supplement.

Delivery of the ADSs will be made through the book-entry facilities of The Depository Trust Company on or about July 22, 2008. Delivery of the shares will be made in Brazil through the book-entry facilities of the Brazilian Settlement and Custody Company (Companhia Brasileira de Liquidação e Custódia) on or about July 22, 2008. Investors that purchase ADSs in euros will receive their ADSs through the facilities of Euroclear France.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Citi	HSBC	JPMorgan

ABN AMRO	Bradesco BBI	BB Investimentos	BNP PARIBAS	CALYON	Banco Itaú BBA	Santander Investment	Unibanco
Co-managers

BBVA Securities	Mitsubishi UFJ Securities International plc	Mizuho Securities USA Inc.	Natixis	Scotia Capital	Societe Generale

The date of this prospectus supplement is July 16, 2008

Prospectus Supplement

Prospectus

In this prospectus supplement, unless the context otherwise requires, references to “Vale,” “we,” “us” and “our” refer to Companhia Vale do Rio Doce, its consolidated subsidiaries, its joint ventures and other affiliated companies, taken as a whole.

References to “real,” “reais” or “R$” are to Brazilian reais (plural) and to the Brazilian real (singular), the official currency of Brazil. References to “U.S. dollars” or “US$” are to United States dollars.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The U.S. Securities and Exchange Commission, or the SEC, allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus supplement. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2007, filed with the SEC on May 13, 2008 (File No. 001-15030);

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the shares and ADSs offered by this prospectus supplement;

•	our report on Form 6-K furnished to the SEC on June 13, 2008 (File No. 001-15030) containing disclosure regarding our results of operations for the three-month periods ended March 31, 2008 and 2007 and recent developments;

•	our report on Form 6-K furnished to the SEC on July 1, 2008 (File No. 001-15030) containing our unaudited interim consolidated financial statements for the three-month periods ended March 31, 2008 and 2007;

•	our report on Form 6-K furnished to the SEC on July 3, 2008 (File No. 001-15030) containing our common and preferred ADS deposit agreements;

•	our report on Form 6-K furnished to the SEC on July 14, 2008 (File No. 001-15030) containing certain recent developments; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement that are identified in such reports as being incorporated by reference in this prospectus supplement.

We will provide without charge to each person (including any beneficial owner) to whom a copy of this prospectus supplement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to our Investor Relations Department, Avenida Graça Aranha, No. 26, 17th floor, 20030-900 Rio de Janeiro, RJ, Brazil (telephone no: 55-21-3814-4557). Alternatively, Credit Suisse will arrange to send you a copy of any or all of these documents upon request from the Credit Suisse Prospectus Department, One Madison Avenue, New York, NY, 10010, +1-800-221-1037. Our website is www.vale.com. The information available on or through our website has not been incorporated by reference into this prospectus supplement and should not be relied upon in making investment decisions.

We file annual reports on Form 20-F and reports on Form 6-K with the SEC. Any materials we may file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet web site at http://www.sec.gov, from which you can electronically access the information we file.

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus supplement may constitute forward-looking statements within the meaning of the safe harbor provisions of U.S. Private Securities Litigation Reform Act of 1995. Many of those forward-looking statements can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,”

S-ii

“estimate” and “potential,” among others. Those statements appear in a number of places and include statements regarding our intent, belief or current expectations with respect to:

•	our direction and future operation;

•	the implementation of our principal operating strategies, including our potential participation in privatization, acquisition or joint venture transactions or other investment opportunities;

•	our acquisition or divestiture plans;

•	the implementation of our financing strategy and capital expenditure plans;

•	the exploration of mineral reserves and development of mining facilities;

•	the depletion and exhaustion of mines and mineral reserves;

•	trends in commodity prices and demand for commodities;

•	the future impact of competition and regulation;

•	the declaration or payment of dividends;

•	industry trends, including the direction of prices and expected levels of supply and demand;

•	other factors or trends affecting our financial condition or results of operations; and

•	the risk factors discussed in other documents incorporated by reference in this prospectus supplement.

We caution you that forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. These risks and uncertainties include factors relating to (a) the countries in which we operate, especially Brazil and Canada, (b) the global economy, (c) the financial markets, (d) the iron ore and nickel businesses and their dependence on the global steel industry, which is cyclical in nature and (e) the highly competitive industries in which we operate. For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see the disclosure under the heading “Risk Factors” in our SEC reports incorporated by reference in this prospectus supplement. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments. All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement, and you should not place undue reliance on any forward-looking statement included in this prospectus supplement.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision. In this prospectus supplement, unless the context otherwise requires, references to “Vale,” “we,” “us” and “our” refer to Companhia Vale do Rio Doce, its consolidated subsidiaries, its joint ventures and other affiliated companies, taken as a whole.

Companhia Vale do Rio Doce

We are the second-largest metals and mining company in the world and the largest in the Americas, based on market capitalization. We are the world’s largest producer of iron ore and iron ore pellets and the world’s second-largest producer of nickel and kaolin. We are also one of the world’s largest producers of manganese ore and ferroalloys. We also produce bauxite, alumina, aluminum, copper, coal, cobalt, precious metals, potash and other products. To support our growth strategy, we are actively engaged in mineral exploration efforts in 21 countries around the globe. We operate large logistics systems in Brazil, including railroads, maritime terminals and a port, which are integrated with our mining operations. Directly and through affiliates and joint ventures, we have investments in the energy and steel businesses.

The table below presents the percentage of our total gross revenues attributable to each of our main lines of business, which are described following the table.

					Three months
	Year ended December 31,				ended March 31,
	2005	2006	2006(1)	2007	2008

Ferrous minerals:
Iron ore	55.2%	49.2%	39.0%	36.0%	38.7%
Iron ore pellets	15.5	9.7	7.7	8.3	8.4
Manganese	0.6	0.3	0.2	0.2	0.5
Ferroalloys	3.7	2.5	2.0	2.1	3.6

Subtotal	75.0%	61.7%	48.9%	46.6%	51.2%
Non-ferrous minerals:
Nickel(2)	—%	11.6%	25.6%	30.3%	23.5%
Aluminum	10.5	11.7	9.3	8.2	8.0
Copper	2.9	5.3	7.1	6.0	6.3
PGMs(2)	—	0.4	1.0	1.0	1.5
Other precious metals(2)	—	0.1	0.7	0.3	0.5
Other non-ferrous minerals	2.4	1.9	1.6	1.7	2.2

Subtotal	15.8%	31.0%	45.3%	47.5%	42.0%
Coal	—	—	—	0.5	0.9
Logistics	9.1	6.8	5.4	4.6	4.5
Other investments	0.1	0.5	0.4	0.8	1.4

Total	100%	100%	100%	100%	100%

(1)	Including Vale Inco’s 2006 gross revenues prior to our acquisition of Vale Inco.

(2)	Revenues included in the nickel product segment in our consolidated financial statements.

•	Iron ore, iron ore pellets, manganese and ferroalloys. We operate three systems in Brazil for producing and distributing iron ore. The Northern and the Southeastern Systems are fully integrated, consisting of mines, railroads, a maritime terminal and a port. The Southern System consists of the mines of our subsidiary MBR, the Oeste mines and the Guaíba Island and Itaguaí maritime terminals. We operate nine pellet-producing facilities in Brazil, five of which are joint ventures. We also have a 50% stake in a joint venture that owns three pelletizing plants in Brazil and a 25% stake in a pellet company in China. We conduct our manganese mining operations in Brazil, at the parent company level and through our subsidiary Urucum. We produce several types of manganese ferroalloys through subsidiaries in Brazil, France and Norway.

•	Nickel. Our principal nickel mines and processing operations are carried out by our subsidiary Vale Inco, with mining operations in Canada and Indonesia. We operate or have interests in nickel refining facilities in the United Kingdom, Japan, Taiwan, South Korea and China.

•	Aluminum. We are engaged in bauxite mining, alumina refining, and aluminum metal smelting. In Brazil, we own a bauxite mine and an alumina refinery, both of which we are currently expanding. We also own two aluminum smelters in Brazil. We have a 40% interest in Mineração Rio do Norte S.A. (“MRN”), a bauxite producer, operations of which are also located in Brazil.

•	Copper. We have copper mining operations in Brazil and Canada. In Brazil, we produce copper concentrates at Sossego in Carajás, in the state of Pará. In Canada, we produce copper concentrate, copper anode and copper cathode in conjunction with our nickel mining operations at Sudbury and Voisey’s Bay.

•	PGMs. We produce platinum-group metals as by-products of our nickel mining and processing operations in Canada. The PGMs are concentrated at our Port Colborne facilities, in the Province of Ontario, Canada, and refined at our precious metals refinery in Acton, England.

•	Other precious metals. We produce gold and silver as by-products of our nickel mining and processing operations in Canada. Some of these precious metals are upgraded at our facilities in Port Colborne, Ontario, and all are refined by unrelated parties in Canada.

•	Other non-ferrous minerals. We are the world’s second-largest producer of kaolin for the paper industry and Brazil’s sole producer of potash. We produce cobalt as a by-product of our nickel mining and processing operations in Canada and refine it at our Port Colborne facilities.

•	Coal. In April 2007, we acquired 100% of AMCI Holdings Australia Pty and formally renamed it Vale Australia Holdings (“Vale Australia”). Vale Australia operates coal assets in Australia through wholly-owned subsidiaries and unincorporated joint ventures. We also have minority interests in Chinese coal and coke producers.

•	Logistics. We are a leading provider of logistics services in Brazil, with railroads, maritime terminals and a port. Two of our three iron ore systems incorporate an integrated railroad network linked to automated port and terminal facilities, which provide rail transportation for our mining products, general cargo and passengers, bulk terminal storage, and ship loading services for our mining operations and for customers. We also have a 31.3% interest in Log-In Logística Intermodal S.A., or Log-In, which provides container-based logistics services.

•	Other investments. We have investments in two steel companies and three joint ventures to produce steel slabs in Brazil. We also have investments in power generation plants.

Vale’s legal and commercial name is Companhia Vale do Rio Doce. In November 2007, we launched a global brand unification project under the name “Vale,” which is aimed at communicating our transformation into a global mining company with a diversified portfolio of products.

Vale is a stock corporation, or sociedade por ações, duly organized on January 11, 1943, and existing under the laws of the Federative Republic of Brazil. Vale was privatized in three stages between 1997 and 2002, beginning with the sale by the Brazilian government of a controlling stake in Vale to Valepar S.A. in 1997. The last stage of the privatization process took place in 2002, when the Brazilian government sold its remaining minority stake of common shares through a global equity offering. Vale is organized for an unlimited period of time. Its head offices are located at Avenida Graça Aranha, No. 26, 20030-900 Rio de Janeiro, RJ, Brazil, and its telephone number is 55-21-3814-4477.

Business strategy

Our mission is to transform mineral resources into prosperity and sustainable development. Our vision is to become the largest mining company in the world and to surpass current standards of excellence in research, development, project implementation and business operations. To this end, we are building on our strengths in iron ore and nickel and increasing our geographical and product diversification and logistics capabilities. We are focusing on organic growth in our core businesses, with a robust long-term strategic planning process. We also regularly review opportunities to make strategic acquisitions. We apply disciplined capital management in order to maximize return on invested capital and total return to shareholders. Below we highlight our major business strategies.

Maintaining our leadership position in the global iron ore market

We continue to consolidate our leadership in the global iron ore market. In 2007 and 2006, we had an estimated market share of 32.5% of the total volume traded in the seaborne market. We are committed to maintaining our position in the global iron ore market by strengthening relationships with customers, focusing our product line to capture industry trends, increasing our production capacity in line with demand growth and controlling costs. We believe that our strong relationships with major customers, reinforced through long-term contracts, high quality products and a strong technical marketing strategy, will help us achieve this goal. We have also encouraged steelmakers to develop steel slab plants in Brazil, through minority stakes in joint ventures, in order to create additional demand for our iron ore.

Achieving leadership in the nickel business

We are the world’s second-largest nickel producer, with large-scale, long-life and low-cost operations, a substantial resource base, advanced technology and a robust growth profile. We believe our greenfield projects at Onça Puma and Vermelho in Brazil and Goro in New Caledonia will further support our leadership position in the nickel market.

Expanding our aluminum activities

We are developing and increasing production capacity in our aluminum operations, focusing on the upstream portion of the production chain and developing low-cost bauxite and alumina projects. We have large, undeveloped high-quality bauxite reserves and opportunities for low-cost expansions in our alumina refinery. We are working on the development of these opportunities. We are also investing in mineral exploration to increase our bauxite resources. Our strategic focus for primary aluminum activities is locating opportunities to participate in smelter operations in countries with low energy costs.

Developing our copper resources

We believe that our Brazilian copper projects, which are all situated in the Carajás mineral province, in the Brazilian state of Pará, could be among the most competitive in the world in terms of investment cost per metric ton of ore. We are developing the Salobo project, and we are testing new technology that, if successful, could permit the development of other copper projects in this region. We expect these copper mines to benefit from our infrastructure facilities serving the Northern System. We are also engaged in mineral exploration in several countries to increase our reserve base.

Investing in coal

We are pursuing various opportunities to become a large global player in coal businesses. In April 2007, we acquired AMCI Holdings Australia Pty (renamed Vale Australia), which has coal operating assets and a portfolio of exploration projects in Australia. In the past several years, we have invested in two joint ventures in China, and we intend to continue pursuing organic growth in the coal business through the development of the Moatize project in Mozambique, development of more advanced coal exploration projects in Australia and mineral exploration initiatives in several countries.

Diversification and expansion of our resource base

We are engaged in an active mineral exploration program, with efforts in 21 countries around the globe. We are mainly seeking new deposits of copper, manganese ore, iron ore, nickel, bauxite, phosphate, potash, coal, uranium, diamond and platinum group metals. Mineral exploration is an important part of our organic growth strategy.

Enhancing our logistics capacity

We believe that the quality of our railway assets and our many years of experience as a railroad and port operator, together with the lack of efficient transportation for general cargo in Brazil, position us as a leader in the logistics business in Brazil. We are expanding the capacity of our railroads through the expansion of the Northern and Southern Corridors, the construction of two new railroads, and the purchase of additional locomotives and wagons to serve the increasing needs of our iron ore and other businesses, as well as those of our customers.

Developing power generation projects

Energy management and efficient supply have become a priority for us. As a large consumer of electricity, we believe that investing in power generation projects to support our operations will help protect us against volatility in the price of energy, regulatory uncertainties and the risk of energy shortages. Accordingly, we have developed hydroelectric power generation plants in Brazil, Canada and Indonesia, and we are using the electricity from these projects to supply our internal needs. In 2007, we began investing in natural gas exploration in Brazil through consortia. We are seeking to diversify and optimize our energy grid through increased use of thermal coal, renewable fuels and natural gas.

Market Data

In this prospectus supplement, we make statements about our position in many of the markets in which we operate. We have made these statements partly on the basis of third-party sources that we believe are reliable. In particular, information regarding our market position in the global iron ore and iron ore pellets market and in the global nickel market was derived in part from publications by the United Nations Conference on Trade and Development and Brook Hunt & Associates Ltd, a mining and metal industry consultant, respectively. Although we have no reason to believe that any of this third-party information is inaccurate in any material respect, we have not independently verified the data provided by third parties or by industry or general publications, which in many instances is based on information supplied directly by producers.

The Offering

Issuer	Companhia Vale do Rio Doce

Global offering	The global offering consists of the international offering and the Brazilian offering. The international offering and the Brazilian offering are being conducted concurrently, and the closing of each is conditioned upon the closing of the other.

International offering	The international offering is being conducted outside Brazil and includes an offering registered with the SEC. The international underwriters named elsewhere in this prospectus supplement are underwriting the sale of 80,079,223 common ADSs and 63,506,751 preferred ADSs. The international underwriters are also acting as placement agents on behalf of the Brazilian underwriters for sales of shares in the form of shares to investors outside Brazil.

U.S. registered offering	The ADSs sold as part of the international offering and the shares sold in the form of shares to investors outside Brazil, are being sold by means of this prospectus supplement in an offering registered with the SEC.

Brazilian offering	The Brazilian underwriters are underwriting the sale of 176,847,543 common shares and 100,896,048 preferred shares, including shares sold in the international offering to investors outside Brazil. The offering to investors in Brazil is exempt from registration with the SEC under Regulation S.

Common ADSs	Each common ADS represents one common share. Common ADSs will be evidenced by American depositary receipts, or ADRs.

Preferred ADSs	Each preferred ADS represents one preferred share. Preferred ADSs will be evidenced by ADRs.

Purchases of common shares and preferred shares	The shares purchased in share form by investors outside Brazil will be settled in Brazil and paid for in reais. Any investor outside Brazil purchasing these shares must be authorized to invest in Brazilian securities pursuant to the applicable rules and regulations of the Brazilian National Monetary Council (Conselho Monetário Nacional), or CMN, the Brazilian Securities Commission (Comissão de Valores Mobiliários), or CVM, and the Central Bank of Brazil (Banco Central do Brasil).

Purchases of ADSs	Investors purchasing ADSs in the international offering may elect to pay for them in U.S. dollars or euros.

Offering price	The public offering prices in the global offering are set forth on the cover page of this prospectus supplement, in U.S. dollars per ADS, euros per ADS, and Brazilian reais per share.

The public offering prices were approximately equivalent to each other at the exchange rates prevailing on July 16, 2008.

Priority subscription rights	Our shareholders resident in Brazil were given the opportunity to subscribe shares in the Brazilian offering on a priority basis at the price to the public to the extent necessary to preserve their ownership interest in us as of a certain record date. The priority subscription procedure was not made available to holders of our shares or to holders of our ADSs that are not resident in Brazil. The number of shares available for sale in the global offering to investors other than existing shareholders resident in Brazil was reduced to the extent that existing holders of our shares subscribed on a priority basis for shares in the Brazilian offering. Our principal shareholder, Valepar S.A., or Valepar, which currently holds 53.3% of our outstanding common shares, will subscribe 134,346,518 common shares in the priority rights offering to maintain its proportionate interest in our common shares following our capital increase. It will also subscribe 13,500,000 additional common shares and 20,340,000 preferred shares in the Brazilian offering. Following the global offering, Valepar will own approximately 53.6% of our outstanding common shares.

Over-allotment options	We have granted Banco de Investimentos Credit Suisse (Brasil) S.A. an option for a period of up to approximately 30 days from the date of this prospectus supplement to purchase 24,660,419 additional preferred shares to cover over-allotments, if any.

Use of proceeds	The aggregate proceeds of the global offering, net of fees and expenses, including underwriting discounts and commissions, will be approximately US$11.45 billion, assuming no exercise of the over-allotment option, or up to approximately US$12.06 billion if the over-allotment option is exercised in full. We intend to use the net proceeds of the global offering for general corporate purposes, which may include any of the following:

• Capital expenditures. We require substantial funding to pay for our capital expenditures. We have announced a capital expenditures program of US$59 billion for the five years between 2008 and 2012.

• Acquisitions.  We also expect to require funding to pay for strategic acquisitions. A substantial part of our growth in recent years has come from acquisitions, and we regularly review possible opportunities for strategic acquisitions. In the current period of consolidation in the global mining industry, attractive new opportunities may arise, and we could make one or more acquisitions. These could include large transactions or multiple smaller transactions, which could require a substantial amount of funding, but we cannot predict the timing or the amount of our requirements.

• Greater financial flexibility.  We may also use the proceeds of the global offering to strengthen our cash position and to improve our leverage ratios, which would enhance our capacity to take advantage of future opportunities to finance capital expenditures or acquisitions. This would also improve our ability to withstand any future reduction in our cash flow from lower commodity prices or higher costs.

We could meet any of these funding needs with a combination of proceeds from the global offering, proceeds from other financings and cash flow generated by our operations.

Share capital before and after the global offering	Our outstanding share capital consists of 2,943,215,676 common shares, 1,889,175,388 preferred shares, and 12 golden shares.

Immediately after the global offering (assuming no exercise of the over-allotment option), we will have 3,200,142,442 common shares, 2,053,578,187 preferred shares, and 12 golden shares outstanding.

Distributions	Under Brazilian law and our bylaws, we are required to distribute to our shareholders an annual amount equal to not less than 25% of our adjusted net profits, as calculated under Brazilian GAAP and adjusted as required by Law No. 6,404, dated December 15, 1976, as amended, which we refer to as the Brazilian Corporation Law, (which may differ significantly from net income under U.S. GAAP), unless our board of directors advises our shareholders at our shareholders’ meeting that payment of the mandatory dividend for the preceding year is inadvisable in light of our financial condition and our shareholders approve that recommendation.

Holders of preferred shares are entitled to a minimum annual non-cumulative preferential dividend of (i) at least 3% of the book value per share, calculated in accordance with the financial statements, which serve as reference for the payment of dividends, or (ii) 6% of their pro rata share of our paid-in capital, whichever is higher. To the extent that we declare dividends in any particular year in amounts which exceed the preferential dividends on preferred shares, and after holders of common shares have received distributions equivalent, on a per share basis, to the preferential dividends on preferred shares, holders of common shares and preferred shares will receive the same additional dividend amount per share.

The holders of ADRs will be entitled to receive dividends to the same extent as the holders of our shares, subject to deduction of any applicable fees and charges.

Investors that hold our ADRs through Euroclear France may elect to receive dividend payments in euros by informing our paying agent of such election through the Euroclear system in accordance with its procedures. We have appointed BNP PARIBAS Securities Services as our paying agent in Paris, France for this purpose.

Voting rights	Holders of common shares are entitled to one vote per share at meetings of our shareholders. Holders of preferred shares are also entitled to one vote per share, but may not vote on the election of members of the board of directors, except in the event of specified dividend arrearages. In certain circumstances, holders of the preferred shares and holders of the common shares may combine their respective holdings to elect members of our board of directors.

Holders of ADSs do not have voting rights but may instruct the ADS depositary how to vote the shares underlying their ADSs under the circumstances described in the applicable deposit agreement.

Listings	Our common shares and preferred shares are publicly traded in Brazil on BOVESPA, under the symbols VALE3 and VALE5, respectively.

Our common ADSs and preferred ADSs denominated in U.S. dollars trade on the NYSE under the symbols RIO and RIOPR, respectively.

Our common shares and preferred shares also trade on the LATIBEX, under the symbols XVALO and XVALP, respectively.

Our existing and newly-issued ADSs have been admitted to listing and trading on the Professional Compartment of Euronext Paris. We expect our common ADSs and preferred ADSs to begin trading on or about July 18, 2008 under the symbols VALE3 and VALE5, respectively. The ADSs listed on Euronext Paris will trade in euros. We cannot assure you that an active trading market in the ADSs traded on Euronext Paris will develop.

Lock-up agreements	In connection with the global offering, we have agreed with the underwriters of the Brazilian and international offerings that, subject to certain exceptions described in “Underwriting,” including with respect to shares or ADSs issued as consideration for acquisitions, we, Valepar and certain of our directors and executive officers will not, for a period of 90 days from the date of this prospectus supplement, directly or indirectly offer or sell any shares or ADSs, without the prior written consent of Credit Suisse Securities (USA) LLC.

ADR depositary	JPMorgan Chase Bank, N.A.

Risk factors	Investors should consider the factors set forth under “Item 3. Key information — Risk factors” in our Form 20-F for the year ended December 31, 2007 and the other information included or incorporated by reference in this prospectus supplement, before investing in our shares or the ADSs.

SUMMARY CONSOLIDATED FINANCIAL DATA

The tables below present our summary consolidated financial data at and for the periods indicated. The data in the table below as of December 31, 2003, 2004, 2005, 2006 and 2007 and for each of the five years ended December 31, 2003, 2004, 2005, 2006 and 2007 have been derived from our audited financial statements. Our audited financial statements as of December 31, 2006 and 2007 and for each of the three years ended December 31, 2005, 2006 and 2007, appear in our annual report on Form 20-F for the year ended December 31, 2007, incorporated by reference into this prospectus supplement. The data at March 31, 2008 and for the three months ended March 31, 2007 and 2008 have been derived from our unaudited interim financial statements, incorporated by reference into this prospectus supplement, which in the opinion of management, reflect all adjustments which are of a normal recurring nature necessary for a fair presentation of the results for such periods. The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the operating results to be expected for the entire year ended December 31, 2008. You should read the information below in conjunction with our audited and unaudited consolidated financial statements and notes thereto, which are incorporated by reference into this prospectus supplement.

Statement of Income Data
(in US$ million)

	For the year ended December 31,										For the three months ended March 31,
	2003		2004		2005		2006		2007		2007		2008
	(Audited)										(Unaudited)

Net operating revenues	US$	5,350	US$	8,066	US$	12,792	US$	19,651	US$	32,242	US$	7,489	US$	7,832
Cost of products and services		(3,128)		(4,081)		(6,229)		(10,147)		(16,463)		(4,390)		(4,242)
Selling, general and administrative expenses		(265)		(452)		(583)		(816)		(1,245)		(268)		(322)
Research and development		(82)		(153)		(277)		(481)		(733)		(113)		(190)
Other expenses		(231)		(257)		(271)		(570)		(607)		(16)		(163)

Operating income		1,644		3,123		5,432		7,637		13,194		2,702		2,915

Non-operating income (expenses):
Financial expenses		(249)		(589)		(437)		(1,011)		(1,297)		(538)		(823)
Foreign exchange and monetary gains, net		242		65		299		529		2,559		770		112
Gain on sale of investments		17		404		126		674		777		—		80

Subtotal		10		(120)		(12)		192		2,039		232		(631)

Income before income taxes, equity results and minority interests		1,654		3,003		5,420		7,829		15,233		2,934		2,284
Income taxes charge		(297)		(749)		(880)		(1,432)		(3,201)		(642)		(358)
Equity in results of affiliates and joint ventures and change in provision for gains on equity investments		306		542		760		710		595		138		119
Minority interests		(105)		(223)		(459)		(579)		(802)		(213)		(24)
Change in accounting practice for asset retirement obligations		(10)		—		—		—		—		—		—

Net income	US$	1,548	US$	2,573	US$	4,841	US$	6,528	US$	11,825	US$	2,217	US$	2,021

Total cash paid to shareholders (1)	US$	675	US$	787	US$	1,300	US$	1,300	US$	1,875		—		—

(1)	Consists of total cash paid to shareholders, whether classified as dividends or interest on shareholders’ equity, during the period.

Balance Sheet Data
(in US$ million)

											At
	At December 31,										March 31,
	2003		2004		2005		2006		2007		2008
	(Audited)										(Unaudited)

Current assets	US$	2,474	US$	3,890	US$	4,775	US$	12,940	US$	11,380	US$	12,765
Property, plant and equipment, net		6,484		9,063		14,166		38,007		54,625		55,379
Investments in affiliated companies and joint ventures and other investments		1,034		1,159		1,672		2,353		2,922		2,942
Other assets		1,442		1,603		2,031		7,626		7,790		7,728

Total assets	US$	11,434	US$	15,715	US$	22,644	US$	60,926	US$	76,717	US$	78,814

Current liabilities	US$	2,253	US$	2,455	US$	3,325	US$	7,312	US$	10,083	US$	9,639
Long-term liabilities (1)		1,201		1,867		2,410		10,008		13,195		12,691
Long-term debt (2)		2,767		3,214		3,714		21,122		17,608		18,909

Total liabilities		6,221		7,536		9,449		38,442		40,886		41,239
Minority interest		329		788		1,218		2,811		2,555		2,557
Shareholders’ equity:
Capital stock		2,869		3,209		5,868		8,119		12,306		12,306
Additional paid-in capital		498		498		498		498		498		498
Mandatorily convertible notes — common ADSs		—		—		—		—		1,288		1,288
Mandatorily convertible notes — preferred ADSs		—		—		—		—		581		581
Reserves and retained earnings		1,517		3,684		5,611		11,056		18,603		20,345

Total shareholders’ equity		4,884		7,391		11,977		19,673		33,276		35,018

Total liabilities and shareholders’ equity	US$	11,434	US$	15,715	US$	22,644	US$	60,926	US$	76,717	US$	78,814

(1)	Excludes long-term debt.

(2)	Excludes current portion of long-term debt.

USE OF PROCEEDS

The aggregate proceeds of the global offering, net of fees and expenses, including underwriting discounts and commissions, will be approximately US$11.45 billion, assuming no exercise of the over-allotment option, or up to approximately US$12.06 billion if the over-allotment is exercised in full. We intend to use the net proceeds of the global offering for general corporate purposes, which may include any of the following:

•	Capital expenditures. We require substantial funding to pay for our capital expenditures. We have announced a capital expenditures program of US$59 billion for the five years between 2008 and 2012.

•	Acquisitions. We also expect to require funding to pay for strategic acquisitions. A substantial part of our growth in recent years has come from acquisitions, and we regularly review possible opportunities for strategic acquisitions. In the current period of consolidation in the global mining industry, attractive new opportunities may arise, and we could make one or more acquisitions. These could include large transactions or multiple smaller transactions, which could require a substantial amount of funding, but we cannot predict the timing or the amount of our requirements.

•	Greater financial flexibility. We may also use the proceeds of the global offering to strengthen our cash position and to improve our leverage ratios, which would enhance our capacity to take advantage of future opportunities to finance capital expenditures or acquisitions. This would also improve our ability to withstand any future reduction in our cash flow from lower commodity prices or higher costs.

We could meet any of these funding needs with a combination of proceeds from the global offering, proceeds from other financings and cash flow generated by our operations. We currently estimate that we will use approximately up to two-thirds of the net proceeds of the global offering to finance capital expenditures and potential acquisitions and the remainder to enhance our financial flexibility. These estimates were not prepared on the basis of any specific project or projects, and as such are approximate in nature. In addition, these estimates are subject to change at any time at our discretion, as we will use the net proceeds of the global offering to satisfy our funding requirements as they arise.

CAPITALIZATION

The table below sets forth our consolidated capitalization at March 31, 2008, on an actual basis and as adjusted to give effect to the issuance of the shares and the ADSs offered hereby, assuming no exercise of the over-allotment option. You should read this table together with our audited annual consolidated financial statements and the notes thereto included in our annual report on Form 20-F for the year ended December 31, 2007 and our unaudited interim consolidated financial statements for the three-month periods ended March 31, 2008 and 2007, both of which are incorporated by reference in this prospectus supplement.

	At March 31, 2008
	Actual		As Adjusted
	(Unaudited)
	(US$ million)

Debt included in current liabilities:
Current portion of long-term debt	US$	1,301	US$	1,301
Short-term debt		291		291
Loans from related parties		22		22

Total debt included in current liabilities	US$	1,614	US$	1,614

Debt included in long-term liabilities:
Long-term debt (excluding current portion):
Secured	US$	577	US$	577
Unsecured		18,332		18,332

Total debt included in long-term liabilities	US$	18,909	US$	18,909
Stockholders’ equity:
Preferred shares — 7,200,000,000 shares authorized and 1,919,516,400 issued (actual) and 2,083,919,199 issued (as adjusted)	US$	4,953	US$	9,019
Common shares — 3,600,000,000 shares authorized and 2,999,797,716 issued (actual) and 3,256,724,482 issued (as adjusted)		7,742		15,118
Treasury shares — 30,341,012 preferred shares and 56,582,040 common shares		(389)		(389)
Additional paid-in capital		498		498
Mandatory convertible notes in common shares		1,288		1,288
Mandatory convertible notes in preferred shares		581		581
Retained earnings:
Undistributed		15,508		15,508
Unappropriated		3,435		3,435
Other cumulative comprehensive income		1,402		1,402

Total stockholders’ equity		35,018		46,460

Total capitalization (total stockholders’ equity plus total debt included in long-term liabilities)	US$	53,927	US$	65,369

DESCRIPTION OF THE SHARES AND ADSs

Common Shares and Preferred Shares

For a description of our common shares and preferred shares, see Item 10. “Additional information — Common shares and preferred shares” in our annual report on Form 20-F for the year ended December 31, 2007, which is incorporated herein by reference.

American Depositary Shares

JPMorgan Chase Bank, N.A., serves as depositary for our ADSs, each of which represents either one preferred share or one common share, as the case may be, held on deposit with the custodian, as agent of the depositary, under the applicable deposit agreement among ourselves, the depositary and the holders from time to time of ADRs issued thereunder. Each ADS also represents any securities, cash or other property deposited with the depositary but not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 4 New York Plaza, New York, NY 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Brazilian law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights of holders of common ADRs derive from the terms of the deposit agreement that we entered into on February 25, 2002 with the depositary and all registered holders from time to time of common ADRs issued under such deposit agreement, and such rights of holders of preferred ADRs derive from the terms of the amended and restated deposit agreement that we entered into on September 28, 2006 with the depositary and all registered holders from time to time of preferred ADRs issued under such deposit agreement. The obligations of the depositary and its agents are also set out in the applicable deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreements and the ADSs are governed by New York law.

The following is a summary of the material terms of each deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of each deposit agreement which are incorporated by reference into the registration statements for our ADSs on Form F-6 that are incorporated by reference into this prospectus supplement. You may also obtain a copy of each deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement for our ADSs on Form F-6 that are incorporated by reference into this prospectus supplement from the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the applicable deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes or other governmental charges withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If we shall have advised the depositary pursuant to the provisions of the applicable deposit agreement that any such conversion, transfer or distribution can be effected only with the approval or license of the Brazilian government or any agency thereof or the depositary shall become aware of any other governmental approval or license required therefor, the depositary may, in its discretion, apply for such approval or license, if any, as we or our Brazilian counsel may reasonably instruct in writing or as the depositary may deem desirable including, without limitation, Central Bank of Brazil registration. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

Investors that hold our ADRs through Euroclear France may elect to receive dividend payments in euros by informing our paying agent of such election through the Euroclear system in accordance with its procedures. We have appointed BNP PARIBAS Securities Services as our paying agent in Paris, France for this purpose.

•	Shares. In the case of a distribution in shares, the depositary will, to the extent permitted under Brazilian law, issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which could not be lawfully distributed or which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if we do not furnish such evidence:

•	the depositary may sell such rights if practicable and distribute the net proceeds as cash; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

•	We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines, after consultation with us to the extent practicable, that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items. Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

Issuance of ADSs

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus supplement, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus supplement relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the applicable deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the applicable deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

Cancellation of ADSs

When you turn in your ADRs at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADRs, the depositary will, upon payment of certain applicable fees, charges and taxes and subject to the provisions of or governing deposited securities (including our bylaws and applicable law), deliver the deposited securities at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary, or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the applicable deposit agreement.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities;

•	to give instructions for the exercise of voting rights; or

•	to receive any notice or to act or be responsible or otherwise obligated in respect of other matters all subject to the provisions of the applicable deposit agreement.

Voting Rights

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. After receiving notice of any shareholder meeting or solicitation of consents or proxies of holders of shares or other deposited securities, the depositary will notify the ADR holders of such shareholder meeting or solicitation of consents or proxies. This notice will contain (i) such information as is contained in such notice and in the solicitation materials, if any; (ii) a statement that each holder of ADRs at the close of business on a specified record date will be entitled, subject to the provisions of or governing deposited securities, to instruct the depositary as to the exercise the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by your ADRs; and (iii) a statement as to the manner in which such instructions may be given. Upon the written request of a holder on such record date, received on or before the date established by the depositary for such purpose, the depositary shall endeavor insofar as practicable and permitted under the provisions of or governing deposited securities to vote or cause to be voted (or to grant a proxy to a person designated by the custodian to vote) the deposited securities represented by the ADSs evidenced by your ADRs in accordance with any instructions set forth in such request. To the extent such instructions are not so received by the depositary from any holder, the depositary shall, if requested by us in writing and upon receipt by the depositary of the legal opinion described below, deem such holder to have instructed the depositary to give a discretionary proxy to a person designated by us and the depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to give a discretionary proxy to a person designated by us to vote the shares or other deposited securities as you instruct, provided that no such instruction shall be deemed given and no discretionary proxy shall be given with respect to any matter as to which we inform the depositary (and we have agreed to provide such information promptly in writing) that (i) we do not wish such proxy given, (ii) substantial opposition exists, or (iii) materially affects the rights of holders of shares. The depositary will only vote or attempt to vote as you instruct. Notwithstanding anything to the contrary contained in the applicable deposit agreement, the depositary shall not be obligated to give any such deemed instruction unless and until the depositary has been provided with an opinion of our counsel, in form and substance satisfactory to the depositary, to the effect that (i) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in Brazil, (ii) the granting of such proxy will not result in a violation of Brazilian law, rule, regulation or permit, (iii) the voting arrangement and proxy as contemplated herein will be given effect under Brazilian law, and (iv) the depositary will not be deemed to be authorized to exercise any discretion when voting in accordance with the terms of the applicable deposit agreement under Brazilian law and the depositary will not be subject to any liability under Brazilian law for losses arising from the exercise of the voting arrangements set forth in the applicable deposit agreement. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the SEC.

Additionally, the depositary will mail copies of such communications (or English translations or summaries of them) to ADR holders when we furnish them and will make such communications available by appointment at its offices during business hours in such manner as we may advise as being necessary in order to comply with applicable law, regulation or stock exchange requirement.

Fees and Expenses

The depositary may charge each person to whom ADRs are issued against deposits of shares, including deposits in respect of share distributions, rights and other distributions, and each person surrendering ADRs for withdrawal of deposited securities in any manner permitted by the applicable deposit agreement US$5.00 for each 100 ADSs (or any portion thereof) evidenced by the ADRs delivered or surrendered. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of up to US$0.02 per ADS for any cash distribution made pursuant to the applicable deposit agreement;

•	a fee for the distribution of securities, such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as are incurred by the depositary (including without limitation expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation. These charges may be changed in the manner indicated in the applicable deposit agreement or ADR.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to our ADR programs, including investor relations expenses and exchange application and listing fees. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of ADRs or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may, after consultation with us to the extent practicable, sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto. The depositary will forward to us in a timely fashion such information from its records as we may reasonably request to enable us to file necessary reports with governmental authorities or agencies, and either we or the depositary may file any such reports necessary to obtain benefits under any applicable tax treaties for holders.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

We may agree with the depositary to amend either deposit agreement and the ADSs issued thereunder without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of either deposit agreement or the applicable form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the applicable deposit agreement and the applicable ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or you otherwise receive notice. No amendment, however, will impair your right to surrender your ADRs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

The depositary may, and shall at our written direction, terminate either deposit agreement and the ADSs issued thereunder by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR Holders

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require you to:

•	pay with respect thereto (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable charges provided for in the applicable deposit agreement or ADR;

•	produce proof satisfactory to the depositary and/or its custodian of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing shares and terms of the applicable deposit agreement and the ADRs, as it may deem necessary or proper;

•	compliance with such regulations as the depositary may establish consistent with the applicable deposit agreement and any regulations which the depositary is informed of by us in writing which are deemed desirable by us, the depositary or the custodian to facilitate compliance with any applicable rules or regulations of the Central Bank of Brazil or the CVM.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares may be suspended, generally or in particular instances, when the ADR register or any register for shares is closed or when any such action is deemed advisable by the depositary or us; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing our transfer books or those of the depositary, or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, or (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities. Each deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	any law, rule or regulation of the United States, Brazil or any other country or jurisdiction, or of any other governmental or regulatory authority or stock exchange or our bylaws, the provisions of or governing any deposited securities, act of God, war or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent, delay or subject to any civil or criminal penalty any act which the applicable deposit agreement or the ADRs issued thereunder provide shall be done or performed by it;

•	it exercises or fails to exercise discretion given to it under the applicable deposit agreement or the ADRs issued thereunder;

•	it performs its obligations without gross negligence or bad faith;

•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary may rely upon our or our Brazilian counsel’s instructions in respect of any approval or license of the Brazilian government or any agency thereof required for any currency conversion, transfer or distribution.

The depositary and its agents will not be responsible for failing to carry out instructions to vote any of the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall we or the depositary or any of our respective agents be liable for any indirect, special, punitive or consequential damages.

The depositary and its agents may own and deal in deposited securities and in ADRs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities (including our bylaws or applicable law or the regulations of the exchange on which shares may be listed) may require disclosure of or impose limits on beneficial or other ownership of deposited securities, shares and other securities and may provide for blocking transfer, or the imposition of limitations on voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the depositary in the depositary’s compliance with our instructions in respect thereof, and the depositary will use reasonable efforts to comply with our instructions.

Books of Depositary

The depositary or its agent will maintain a register at a designated transfer office for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. You may inspect such register at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of our business or matters relating to the applicable deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary, after making reasonable efforts to consult with us if practicable in the case of any closure outside of the ordinary course of business, or when reasonably requested by us.

The depositary or its agent will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary, unless requested in writing to cease doing so at least two business days prior to the proposed deposit, may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying shares (or rights to receive shares from us or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and

•	each recipient of pre-released ADSs agrees in writing that he or she:

•	owns the underlying shares;

•	assigns all rights in such shares to the depositary;

•	holds such shares for the account of the depositary; and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre-released ADRs will not evidence more than 20% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADRs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

STOCK TRADING MARKETS

Our common shares and our preferred class A shares are publicly traded in Brazil on BOVESPA, under the symbols VALE3 and VALE5, respectively. Our common shares and preferred class A shares also trade on the LATIBEX, under the symbols XVALO and XVALP, respectively. The LATIBEX is an electronic market created in 1999 by the Madrid Stock Exchange in order to enable trading of Latin American equity securities in euro denomination.

Our common ADSs, each representing one common share, have traded on the New York Stock Exchange (NYSE) since March 2002, under the symbol RIO. Our preferred ADSs, each representing one preferred class A share, have been traded on the NYSE since June 2000, under the symbol RIOPR. The preferred ADSs had previously traded in the over-the-counter market since 1994. JPMorgan Chase Bank serves as the depositary for both the common and the preferred ADSs. On June 30, 2008, there were 707,743,608 common ADSs outstanding, representing 24.0% of our outstanding common shares, and 820,629,572 preferred ADSs, representing 43.4% of our outstanding preferred shares.

Our existing and newly-issued ADSs have been admitted to listing and trading on the Professional Compartment of the Euronext Paris market. We expect our ADSs to begin trading on the Euronext Paris market on or about July 18, 2008. The ADSs listed on the Euronext Paris market will trade in euros. We cannot assure you that an active trading market in the ADSs traded on the Euronext Paris market will develop.

Euronext Paris

Since February 21, 2005, all securities approved for admission to trading on Euronext Paris have been traded on a single market: Eurolist by Euronext, which was renamed Euronext Paris market on November 28, 2007. The Euronext Paris market is a regulated market operated and managed by Euronext Paris, a market operator (entreprise de marché) responsible for the admission of securities and the supervision of trading in listed securities. The Euronext Paris market publishes a daily official price list that includes price information on listed securities. The Euronext Paris market is divided into three capitalization compartments: “A” for capitalizations over €1 billion, “B” for capitalizations between €1 billion and €150 million, and “C” for capitalizations less than €150 million. The Euronext Paris market also comprises a compartment for the admission to listing and trading, under certain conditions, of companies not willing to offer securities to retail investors in France called the Professional Compartment.

Trading on the Euronext Paris Market

Securities admitted to trading on the Euronext Paris market are officially traded through authorized financial institutions that are members of Euronext Paris. Euronext Paris places securities admitted to trading on the Euronext Paris market in one of two categories (continuous (“continu”) or fixing), depending on whether they belong to certain indices or compartments and/or on their trading volume. Our ADSs are expected to trade in the category known as continu, which includes the most actively traded securities. Securities belonging to the continu category are traded on each trading day from 9:00 a.m. to 5:30 p.m. (Paris time), with a pre-opening session from 7:15 a.m. to 9:00 a.m. and a post-closing session from 5:30 p.m. to 5:35 p.m. (during which pre-opening and post-closing sessions trades are recorded but not executed until the opening auction at 9:00 a.m. and the closing auction at 5:35 p.m., respectively). In addition, from 5:35 p.m. to 5:40 p.m., trading can take place at the closing auction price. Trading in a security belonging to the continu category after 5:40 p.m. until the beginning of the pre-opening session of the following trading day may take place at a price that must be within a range of plus or minus 1% of the closing auction price.

Euronext Paris may temporarily interrupt trading in a security admitted to trading on the Euronext Paris market if purchases and sales recorded in the system would inevitably result in a price beyond a certain threshold, determined on the basis of a percentage fluctuation from a reference price. With respect to shares belonging to the continu category, once trading has commenced, volatility interruptions for a reservation period of 2 minutes (subject to extension by Euronext Paris) are possible if the price varies either by more than 5% from a reference price (e.g., opening auction price) or by more than 2% (with respect to CAC 40 issuers) from the last trade on such securities. Euronext Paris may also suspend trading of a security admitted to trading on the Euronext Paris market in certain circumstances including the occurrence of unusual trading activity in a security. In addition, in exceptional cases, including, for example, upon announcement of a takeover bid, the French market regulator (Autorité des marchés financiers or “AMF”) may also require Euronext Paris to suspend trading.

Trades of securities admitted to trading on the Euronext Paris market are settled on a cash basis on the third day following the trade. For certain liquid securities, market intermediaries are also permitted to offer investors the opportunity to place orders through a deferred settlement service (ordres stipulés à règlement-livraison différés — OSRD) for a fee. The deferred settlement service is only available for trades in securities that have both a total market capitalization of at least €1 billion and a daily average volume of trades of at least €1 million. Investors can elect on or before the determination date (jour de liquidation), which is the fifth trading day before the end of the month, either to settle by the last trading day of the month or to pay an additional fee and postpone the settlement decision to the determination date of the following month. Depending on the liquidity of our ADSs that develops on the Euronext Paris market, our ADSs may in the future be eligible for the deferred settlement service.

Equity securities traded on a deferred settlement basis are considered to have been transferred only after they have been recorded in the purchaser’s account. Under French securities regulations, if the sale takes place before, but during the month of, a dividend payment date, the purchaser’s account will be credited with an amount equal to the dividend paid.

Prior to any transfer of securities listed on the Euronext Paris market held in registered form, the securities must be converted into bearer form and accordingly recorded in an account maintained by an accredited intermediary with Euroclear France S.A., a registered central security depositary. Transactions in securities are initiated by the owner giving the instruction (through an agent, if appropriate) to the relevant accredited intermediary. Trades of securities listed on the Euronext Paris market are cleared through LCH.Clearnet and settled through Euroclear France using a continuous net settlement system. A fee or commission is payable to the accredited intermediary or other agent involved in the transaction.

SHARE PRICE HISTORY

The table below sets forth trading information for our common ADSs and preferred ADSs, as reported by the NYSE, and our common shares and our preferred shares, as reported by BOVESPA, for the periods indicated. Share prices in the table have been adjusted to reflect stock splits.

	Reais per				Reais per				U.S. Dollars per				U.S. Dollars per
	Common Share				Preferred Share				Preferred ADS				Common ADS
	High		Low		High		Low		High		Low		High		Low

2003	R$	14.23	R$	6.74	R$	12.33	R$	6.45	US$	4.96	US$	2.14	US$	4.32	US$	2.02
2004		19.38		10.83		16.05		9.42		7.25		3.52		6.09		3.02
2005		24.97		16.00		24.97		16.00		11.27		6.40		9.88		5.48
2006		32.50		21.86		27.50		18.55		15.17		9.88		13.12		8.05
1Q06		28.20		22.75		24.45		19.98		12.82		10.57		11.09		9.25
2Q06		29.77		22.75		24.54		18.55		14.54		10.03		12.09		8.05
3Q06		26.70		21.86		22.75		18.67		12.21		9.88		12.21		9.88
4Q06		32.50		22.75		27.50		19.71		15.17		10.45		15.17		10.45
2007		65.90		29.40		55.62		25.42		31.59		11.83		37.75		13.76
1Q07		38.58		29.40		32.95		25.42		15.91		11.83		18.80		13.76
2O07		45.35		38.10		37.95		32.08		19.98		15.78		23.78		18.69
3Q07		63.00		40.01		52.87		33.67		28.58		15.73		33.98		19.11
4Q07		65.90		56.60		55.62		47.60		31.59		25.80		37.75		31.00
1Q 2008		62.50		45.90		52.48		41.42		31.22		23.90		33.09		26.57
January 2008		59.31		45.90		50.75		41.42		28.58		23.90		33.09		26.57
February 2008		62.50		52.81		52.48		44.75		31.22		25.09		37.22		29.69
March 2008		60.41		52.73		50.65		44.20		30.04		25.75		35.41		30.83
April 2008		65.64		59.32		53.59		49.11		32.15		29.17		39.57		35.41
May 2008		72.09		64.45		58.70		53.40		35.84		31.33		43.91		38.27
June 2008		65.29		55.44		54.37		46.75		33.40		28.61		39.93		34.44
July 2008*		55.01		49.20		46.04		42.60		28.56		25.63		34.50		30.65
* Through July 16.

The closing prices of our common shares and preferred shares on BOVESPA on July 16, 2008 were R$49.20 per common share and R$42.60 per preferred share. The closing prices on the NYSE on July 16, 2008 were US$30.65 per common ADS and US$26.77 per preferred ADS.

THE GLOBAL OFFERING

We are offering 256,926,766 common shares and 164,402,799 preferred shares in a global offering that consists of an international offering outside Brazil and an offering in Brazil. Our principal shareholder will subscribe 147,846,518 common shares and 20,340,000 preferred shares in the Brazilian offering. The international offering is being conducted outside Brazil and includes a registered offering in the United States. The international offering and the Brazilian offering are being conducted concurrently, and the closing of each is conditioned upon the closing of the other.

In the international offering, the shares are being offered in the form of shares or in the form of ADSs, each of which represents one share. Shares sold in the form of ADSs will be either paid for in U.S. dollars at the U.S. dollar public offering price per ADS set forth on the cover page of this prospectus supplement or paid for in euros at the euro public offering price per ADS set forth on the cover page of this prospectus supplement. Shares sold in the international offering in the form of shares will be delivered in Brazil and paid for in reais at the real offering price per share set forth on the cover page of this prospectus supplement. Any investor outside Brazil purchasing these shares must be authorized to invest in Brazilian securities pursuant to the applicable rules and regulations of CMN, the CVM, and the Central Bank of Brazil.

The international underwriters named in this prospectus supplement are underwriting the sale of 80,079,223 common ADSs and 63,506,751 preferred ADSs. The international underwriters are also acting as placement agents on behalf of the Brazilian underwriters for sales of shares in the form of shares to investors outside Brazil.

The Brazilian underwriters are underwriting the sale of 176,847,543 common shares and 100,896,048 preferred shares, including shares sold in the international offering to investors outside Brazil. The offering to investors in Brazil is exempt from registration with the SEC under Regulation S, and is being made using a prospectus in the Portuguese language registered with the CVM. The offering price in the Brazilian offering is the real offering price per share set forth on the cover page of this prospectus supplement.

The public offering prices in the global offering are set forth on the cover page of this prospectus supplement, in U.S. dollars per ADS, euros per ADS, and Brazilian reais per share. The public offering prices were approximately equivalent to each other at the exchange rates prevailing on July 16, 2008.

Our shareholders resident in Brazil were given the opportunity to subscribe shares in the Brazilian offering on a priority basis at the price to the public to the extent necessary to preserve their ownership interest in us as of a certain record date. The priority subscription procedure was not made available to holders of our shares or to holders of our ADSs that are not resident in Brazil. The number of shares available for sale in the global offering to investors other than existing shareholders resident in Brazil was reduced to the extent that existing holders of our shares subscribe on a priority basis for shares in the Brazilian offering. Our principal shareholder, Valepar, which currently holds 53.3% of our issued and outstanding common shares, will subscribe 134,346,518 common shares in the priority rights offering in order to maintain its proportionate interest in our common shares following our capital increase. It will also subscribe 13,500,000 additional common shares and 20,340,000 preferred shares in the Brazilian offering. Immediately following the global offering, Valepar will own approximately 53.6% of our outstanding common shares.

We have granted Banco de Investimentos Credit Suisse (Brasil) S.A. an option for a period of up to approximately 30 days from the date hereof to purchase 24,660,419 additional preferred shares to cover over-allotments, if any.

Valepar’s Acquisition of Shares

Our principal shareholder, Valepar, which currently holds 53.3% of our issued and outstanding common shares, will subscribe 147,846,518 common shares and 20,340,000 preferred shares in the Brazilian offering. Valepar obtained the necessary funds to acquire our common shares by means of a new preferred share investment. On July 10, 2008, Valepar, its current shareholders (or affiliates thereof) and Banco de Investimentos Credit Suisse (Brasil) S.A. (“CS”) entered into a subscription agreement providing for the terms of this new preferred share investment. We describe below the principal terms of this investment.

•	Valepar issued 136,017,242 redeemable preferred shares (the “Redeemable Preferred Shares”) in two classes, Classes B and C. The total amount of the Class C Redeemable Preferred Shares was approximately R$5.1 billion and the total amount of the Class B Redeemable Preferred Shares was approximately R$2.8 billion.

•	The current shareholders of Valepar (Litel Participações S.A., Bradespar S.A., Mitsui S.A., Eletron S.A. and BNDES Participações S.A. (together, the “Valepar Shareholders”)) or affiliates thereof subscribed for the entire Class C Redeemable Preferred Shares.

•	The Class B Redeemable Preferred Shares were subscribed by Banco Itaú BBA S.A., Unibanco — União de Bancos Brasileiros S.A. and HSBC Bank Brasil S.A. — Banco Múltiplo. Banco Itaú BBA S.A. and Unibanco — União de Bancos Brasileiros S.A. are underwriters in the Brazilian offering, and HSBC Bank Brasil S.A. — Banco Múltiplo is an affiliate of one of the underwriters for the international offering. CS, which is an affiliate of one of the joint bookrunners for the global offering, served as arranger for the transaction and may subsequently acquire Class B Redeemable Preferred Shares.

•	The Class B Redeemable Preferred Shares are transferable subject to certain restrictions and have priority over the Class C Redeemable Preferred Shares with respect to the payment of dividends and the payment of redemption amounts. The Redeemable Preferred Shares will not benefit from tag along rights in the case of a transfer of control of Valepar.

•	The Class B Redeemable Preferred Shares are entitled to a fixed cumulative dividend, which over the life of these shares will be equivalent to 100% of the Brazilian CDI (interbank certificate of deposit) interest rate. The Class C Redeemable Preferred Shares are entitled to a fixed cumulative dividend of 16% per annum.

•	The Redeemable Preferred Shares will not have voting rights in the shareholders’ meetings of Valepar, except that the consent of holders with at least 70% of the outstanding amount of the Class B Redeemable Preferred Shares will be required (i) for Valepar to incur indebtedness (including liens and guarantees) or to issue additional redeemable preferred shares or shares with fixed dividends, subject to certain exemptions, (ii) for certain changes to Valepar’s bylaws, including any changes to the rights and privileges of the Class B Redeemable Preferred Shares and (iii) for certain changes in Valepar’s reserves.

•	Valepar will redeem the Redeemable Preferred Shares according to pre-determined redemption schedules. The Class B Redeemable Preferred Shares will be subject to redemption in full by November 2013, and the Class C Redeemable Preferred Shares will be subject to redemption in full by November 2015. In addition, the Class B Redeemable Preferred Shares must be redeemed if the Valepar Shareholders cease to own at least 75% of Valepar’s voting shares or if Valepar ceases to own more than 50% of our common shares.

Pursuant to the subscription agreement, upon issuance of the Redeemable Preferred Shares, CS received fees from Valepar in an amount equal to the sum of (a) 0.10% of the principal amount of the total Redeemable Preferred Shares, and (b) 0.775% of the principal amount of the Class B Redeemable Preferred Shares.

UNDERWRITING

Under the terms and subject to the conditions contained in an international underwriting agreement dated July 16, 2008, we are offering the common shares, the preferred shares, the ADSs representing common shares and the ADSs representing preferred shares described in this prospectus supplement through the international underwriters named below (which, in the case of the common shares and the preferred shares, are acting to facilitate the placement of the common shares and the preferred shares outside Brazil) in the United States and other countries outside Brazil. The offering of common ADSs and preferred ADSs is being underwritten by the international underwriters named below. The common shares and preferred shares purchased by investors outside Brazil will be settled in Brazil and paid for in reais, and the offering of these common shares and preferred shares is being underwritten by the Brazilian underwriters named on the following page.

The international underwriting agreement provides that the international underwriters are obligated to purchase all of the common ADSs and preferred ADSs in the international offering if any are purchased. The international underwriting agreement also provides that if an international underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

Subject to the terms and conditions of the international underwriting agreement, each of the international underwriters has severally agreed to purchase from us the number of common ADSs and preferred ADSs listed next to its name in the following table:

	Number of	Number of
	Common	Preferred
International Underwriters	ADSs	ADSs

Credit Suisse Securities (USA) LLC	9,609,508	7,620,813
Citigroup Global Markets Inc.	9,609,507	7,620,810
HSBC Securities (USA) Inc.	9,609,507	7,620,810
J.P. Morgan Securities Inc.	9,609,507	7,620,810
ABN AMRO Bank N.V.	9,609,507	7,620,810
BNP PARIBAS	9,609,507	7,620,810
Calyon Securities (USA) Inc.	9,609,507	7,620,810
Santander Investment Securities Inc.	9,609,507	7,620,810
BBVA Securities, Inc.	533,861	423,378
Mitsubishi UFJ Securities International plc	533,861	423,378
Mizuho Securities USA Inc.	533,861	423,378
Natixis	533,861	423,378
Scotia Capital (USA) Inc.	533,861	423,378
SG Americas Securities, LLC	533,861	423,378

Total	80,079,223	63,506,751

Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., ABN AMRO Bank N.V., BNP PARIBAS, Calyon Securities (USA) Inc. and Santander Investment Securities Inc. are acting as joint bookrunners for the international offering. In addition, the international underwriters will act to facilitate the placement on our behalf of the common shares and preferred shares to investors located outside Brazil that will invest in the common shares and preferred shares in Brazil through the investment mechanisms regulated by the CMN, CVM and the Central Bank of Brazil. We have entered into an underwriting agreement with a syndicate of Brazilian underwriters providing for the concurrent offering of 176,847,543 common shares and 100,896,048 preferred shares in Brazil. The international offering and the Brazilian offering are conditioned on the closing of each other.

We have agreed to indemnify the international underwriters against liabilities under the Securities Act or contribute to payments that the international underwriters may be required to make in that respect.

Certain of the international underwriters are not broker-dealers registered with the SEC, and therefore may not make sales of any common shares, preferred shares, common ADSs or preferred ADSs in the United States or to U.S. persons, except in compliance with applicable U.S. laws and regulations. To the extent that such international underwriters intend to effect any sales of any common shares, preferred shares, common ADSs or preferred ADSs in the United States, such underwriters will do so only through one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. law.

The international and Brazilian underwriters have entered into an intersyndicate agreement which governs specified matters relating to the global offering. Under this agreement, each international underwriter has agreed that, as part of its distribution of common ADSs and preferred ADSs and subject to permitted exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any common ADSs or preferred ADSs or distribute any prospectus relating to the common ADSs or preferred ADSs to any person in Brazil or to any other dealer who does not so agree. Each Brazilian underwriter similarly has agreed that, as part of its distribution of common shares and preferred shares, it has not offered or sold, and will not offer to sell, directly or indirectly, any common shares or preferred shares or distribute any prospectus relating to the common shares or preferred shares to any person outside Brazil or to any other dealer who does not so agree, except for investors located in the United States and other countries that are authorized to invest in Brazilian securities under the requirements established by the CMN, the Central Bank of Brazil and the CVM and for other permitted exceptions. These limitations do not apply to stabilization transactions or to transactions between Banco de Investimentos Credit Suisse (Brasil) S.A. and Credit Suisse Securities (USA) LLC, who have agreed that they may sell common shares, preferred shares, common ADSs or preferred ADSs, as the case may be, among their underwriting syndicates. The number of common shares, preferred shares, common ADSs or preferred ADSs, as the case may be, actually allocated to each offering may differ from the amount offered due to reallocation between the international and Brazilian offerings.

In addition, the Brazilian underwriters will sell common shares and preferred shares to investors located in Brazil, the United States and other countries that are authorized to invest in Brazilian securities under the requirements established by the CMN, the Central Bank of Brazil and the CVM. The Brazilian underwriting agreement provides that, if any of the firm common shares or preferred shares are not placed, the Brazilian underwriters are obligated to purchase them on a firm commitment basis on the settlement date, subject to certain conditions and exceptions.

Subject to the terms and conditions of the Brazilian underwriting agreement, each of the Brazilian underwriters has severally agreed to place the number of common shares and preferred shares listed next to its name in the following table:

	Number of	Number of
	Common	Preferred
Brazilian Underwriters	Shares	Shares

Banco de Investimentos Credit Suisse (Brasil) S.A.	35,369,511	20,179,212
BB Banco de Investimento S.A.	35,369,508	20,179,209
Banco Bradesco BBI S.A.	35,369,508	20,179,209
Banco Itaú BBA S.A.	35,369,508	20,179,209
Unibanco — União de Bancos Brasileiros S.A.	35,369,508	20,179,209

Total	176,847,543	100,896,048

Banco de Investmentos Credit Suisse (Brasil) S.A., BB Banco de Investimento S.A., Banco Bradesco BBI S.A., Banco Itaú BBA S.A. and Unibanco — União de Bancos Brasileiros S.A. are the joint bookrunners of the Brazilian offering.

Over-allotment Option

We have granted Banco de Investimentos Credit Suisse (Brasil) S.A. an option for a period of up to approximately 30 days from the date of the final prospectus supplement to purchase up to 24,660,419 additional preferred shares to cover over-allotments, if any.

Commissions, Fees, Discounts and Expenses

The underwriters propose to offer the common shares, the preferred shares, the common ADS and the preferred ADSs initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering, the international underwriters may change the public offering price.

The following table summarizes the compensation and estimated expenses we will pay in connection with the international offering:

	Without Over-allotment
	Per			Per		Per			Per
	Common			Common		Preferred			Preferred
	ADS			Share		ADS			Share		Total (1)

Underwriting discounts, fees and commissions (2)	US$	0.51	€0.32	R$	0.24	US$	0.44	€0.28	R$	0.21	US$	112,600,344.73
Expenses payable by us	US$	0.015	€0.009	R$	0.024	US$	0.015	€0.009	R$	0.024	US$	6,252,313.00

	With Over-allotment
	Per			Per		Per			Per
	Common			Common		Preferred			Preferred
	ADS			Share		ADS			Share		Total (1)

Underwriting discounts, fees and commissions (2)	US$	0.51	€0.32	R$	0.24	US$	0.44	€0.28	R$	0.21	US$	118,409,993.05
Expenses payable by us	US$	0.014	€0.009	R$	0.022	US$	0.014	€0.009	R$	0.022	US$	6,252,313.00

(1)	Amounts reported in reais have been translated into U.S. dollars at the selling rate reported by the Central Bank of Brazil as of July 16, 2008, or R$1.5960 to US$1.00. Amounts reported in euros have been translated into U.S. dollars at the selling rate reported by the European Central Bank as of July 16, 2008, or €1 to US$1.5888.

(2)	We will pay fees for sales to retail investors amounting to US$3.7 million (or an average blended rate equal to US$0.023 per common ADS, US$0.006 per common share, US$0.005 per preferred ADS, and US$0.005 per preferred share). These fees are not included in the per share information set forth above, but are included in the total underwriting discounts and commissions.

The underwriting discounts, fees and commissions per common share and per preferred share are 0.5% of each of the public offering price per common share and per preferred share on the cover page of this prospectus supplement. The underwriting discounts, fees and commissions per common ADS and per preferred ADS are 1.8% of each of the public offering price per common ADS and per preferred ADS on the cover page of this prospectus supplement. The underwriting discounts, fees and commissions received by each of the international underwriters for the sale of the common ADSs and the preferred ADSs may not be proportional to the number of common ADS and preferred ADSs purchased by such international underwriters.

Priority Subscription Rights

The shareholders of our company that are resident in Brazil were given the opportunity to subscribe for shares in the Brazilian offering on a priority basis at the price to the public to the extent necessary to preserve their ownership percentages as of a record date to be determined. The priority subscription procedure was not made available to shareholders that are not resident in Brazil. The number of common shares and preferred shares available for sale in the global offering to investors who are not existing shareholders was reduced to the extent that existing shareholders resident in Brazil subscribed on the priority basis for common shares and preferred shares in the Brazilian offering. Our principal shareholder will subscribe 147,846,518 common shares in the Brazilian offering in order to maintain its proportionate interest in our common shares following our capital increase, including 134,346,518 common shares in the priority rights offering. It will also subscribe 20,340,000 preferred shares in the Brazilian offering.

Lock-up Agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file a registration statement with the SEC under the Securities Act or the CVM relating to, any shares of our share capital or ADSs representing those shares or securities convertible into or exchangeable or exercisable for any shares of our share capital or ADSs representing those shares, or warrants or other rights to purchase any shares of our share capital or ADSs representing those shares, without the prior written consent of Credit Suisse Securities (USA) LLC, for a period of 90 days after the date of this prospectus supplement. The restrictions described above are subject to limited exceptions, such as with respect to shares acquired in the open market. The restrictions above also do not apply to any shares or ADSs issued by us as consideration for acquisitions.

Certain of our directors and executive officers and our principal shareholder have agreed that they will not offer, sell, contract to sell, grant an option to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our share capital or ADSs representing those shares or securities convertible into or exchangeable or exercisable for any shares of our share capital or ADSs representing those shares, or warrants or other rights to purchase any shares of our share capital or ADSs representing those shares, or enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of our share capital or ADSs representing those shares, whether any of these transactions are to be settled by delivery of shares of our share capital, ADSs representing those shares or other securities, in cash or otherwise, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC, for a period of 90 days after the date of this prospectus supplement. The restrictions described above are subject to limited exceptions, such as with respect to shares acquired in the open market and transfers of shares to family members or trusts.

Trading Market

Our common shares and preferred shares are listed on the BOVESPA under the symbols VALE3 and VALE5, respectively. The common ADSs and preferred ADSs are listed on the NYSE under the symbols RIO and RIOPR, respectively.

Our existing and newly-issued ADSs have been admitted to listing and trading on the Professional Compartment of the Euronext Paris market. We expect our common ADSs and preferred ADSs to begin trading on the Euronext Paris market on or about July 18, 2008 under the symbols VALE3 and VALE5, respectively. The ADSs listed on the Euronext Paris market will trade in euros. We cannot assure you that an active trading market in the ADSs traded on the Euronext Paris market will develop.

Price Stabilization and Short Positions

In connection with the international offering, Credit Suisse Securities (USA) LLC may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by Credit Suisse Securities (USA) LLC of preferred ADSs in excess of the number of preferred ADSs the international underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of preferred ADSs over-allotted by Credit Suisse Securities (USA) LLC is not greater than the number of preferred ADSs that Credit Suisse Securities (USA) LLC may purchase from Banco de Investimentos Credit Suisse (Brasil) S.A. under the intersyndicate agreement following the exercise of the over-allotment option. In a naked short position, the number of preferred ADSs involved is greater than the number of preferred ADSs that Credit Suisse Securities (USA) LLC may purchase from Banco de Investimentos Credit Suisse (Brasil) S.A. under the intersyndicate agreement following the exercise of the over-allotment option. Credit Suisse Securities (USA) LLC may close out any covered short position by either purchasing preferred shares to be delivered in the form of preferred ADSs from Banco de Investimentos Credit Suisse (Brasil) S.A. following the exercise of the over-allotment option and/or purchasing preferred ADSs in the open market.

•	Syndicate covering transactions involve purchases of the preferred ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of preferred ADSs to close out the short position, Credit Suisse Securities (USA) LLC will consider, among other things, the price of preferred ADSs available for purchase in the open market as compared to the price at which it may purchase preferred shares to be delivered in the form of preferred ADSs from Banco de Investimentos Credit Suisse (Brasil) S.A. following the exercise of the over-allotment option. If Credit Suisse Securities (USA) LLC sells more preferred ADSs than can be purchased from Banco de Investimentos Credit Suisse (Brasil) S.A. in this manner, a naked short position, the position can only be closed out by buying preferred ADSs in the open market. A naked short position is more likely to be created if Credit Suisse Securities (USA) LLC is concerned that there could be downward pressure on the price of the preferred ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of the preferred ADSs or preventing or retarding a decline in the market price of the preferred ADSs. As a result, the price of the preferred ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

In connection with the Brazilian offering, Banco de Investimentos Credit Suisse (Brasil) S.A., acting through its brokerage house Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários, may engage in transactions in the BOVESPA that stabilize, maintain or otherwise affect the price of our preferred shares. In addition, it may bid for, and purchase, preferred shares in the open market to cover syndicate short positions or stabilize the price of our preferred shares.

These stabilizing transactions may have the effect of raising or maintaining the market price of our preferred shares or preventing or retarding a decline in the market price of our preferred shares. As a result, the price of our preferred shares may be higher than the price that might otherwise exist in the absence of these transactions. These transactions, if commenced, may be discontinued at any time. Reports on stabilization activity are required to be furnished to the CVM. Stabilization activities may be carried out for up to 30 days from the day after the date of this prospectus supplement. A stabilization activities agreement, in a form approved by the CVM, has been executed simultaneously with the execution of the Brazilian underwriting agreement.

Selling Restrictions

Other than with respect to the public offering of the common shares and preferred shares listed on the BOVESPA and the public offering of the ADSs listed on the NYSE, no action has been or will be taken in the United States, Brazil, the United Kingdom or any country or jurisdiction by us, the international underwriters, the Brazilian underwriters that would permit a public offering of the common shares, preferred shares, the common ADS or the preferred ADSs, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required. Accordingly, the common shares, preferred shares, common ADSs and preferred ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the common shares, preferred shares, common ADSs or preferred ADSs may be distributed, published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to purchase in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering of the common shares, preferred shares, common ADSs and preferred ADSs, the distribution of this prospectus supplement and resale of the common shares, preferred shares, common ADSs and preferred ADSs.

Canada

This prospectus supplement is not, and under no circumstance is to be construed as an advertisement or a public offering of the common shares, preferred shares, common ADSs or preferred ADSs in Canada or any province or territory thereof. Any offer or sale of the common shares, preferred shares, common ADSs or preferred ADSs in Canada will be made only pursuant to an exemption from the requirement to file a prospectus with the relevant Canadian securities regulators and only by a dealer registration under applicable provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), an offer of our common shares, preferred shares, common ADSs and preferred ADSs that are the subject of the offering contemplated by this prospectus supplement has not been made and may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to our common shares, preferred shares, common ADSs and preferred ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive except that, with effect from and including the Relevant Implementation Date, an offer of our common shares, preferred shares, common ADSs and preferred ADSs may be made to the public in that Member State at any time under the following exemptions under the Prospectus Directive, if they have been implemented by that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000 as shown in its last annual or consolidated accounts;

•	by the international underwriters or the Brazilian underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Credit Suisse Securities (USA) LLC for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3(2) of the Prospectus Directive;

in each case, provided that no such offer of our common shares, preferred shares, common ADSs or preferred ADSs shall result in the requirement for the publication by us, the international underwriters or the Brazilian underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive and each person who receives any communication in respect of, or who initially acquires any of our common shares, preferred shares, common ADSs or preferred ADSs under any offer contemplated by this prospectus supplement will be deemed to have represented, acknowledged and agreed to and with us, the international underwriters and the Brazilian underwriters that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression “offer of any of our common shares, preferred shares, common ADSs and preferred ADSs to the public” in relation to any of our common shares, preferred shares, common ADSs and preferred ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our common shares, preferred shares, common ADSs and preferred ADSs to be offered so as to enable an investor to decide to purchase any of our common shares, preferred shares, common ADSs or preferred ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

In the case of any of our common shares, preferred shares, common ADSs or preferred ADSs being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented to, acknowledged to and agreed with us, the international underwriters and the Brazilian underwriters that (i) the common shares, preferred shares, common ADSs and preferred ADSs acquired by it in the international offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons other than qualified investors as so defined in the Prospectus Directive, or in circumstances in which the prior consent of Credit Suisse Securities (USA) LLC has been obtained to each such proposed offer or resale and (ii) where common shares, preferred shares, common ADSs and preferred ADSs have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those common shares, preferred shares, common ADSs and preferred ADSs to it is not treated under the Prospectus Directive as having been made to such persons. We and Credit Suisse Securities (USA) LLC and its affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgment and agreement. Notwithstanding the above, a person who is not a qualified investor may, with the consent of Credit Suisse Securities (USA) LLC, be permitted to purchase common shares, preferred shares, common ADSs or preferred ADSs in the international offering.

The EEA selling restriction is in addition to any other selling restrictions set forth below.

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the common shares, preferred shares, common ADSs and preferred ADSs that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no common shares, preferred shares, common ADSs and preferred ADSs have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; the prospectus supplement or any other offering material relating to the common shares, preferred shares, common ADSs and preferred ADSs have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) and/or a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D.744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. The direct or indirect distribution to the public in France of any so acquired common shares, preferred shares, common ADSs and preferred ADSs may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Germany

The common shares, preferred shares, common ADS and preferred ADSs will not be offered, sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act (Gesetz über die Erstellung, Billigung und Veröffentlichung des Prospekts, der beim öffentlicken Angebot von Wertpapieren oder bei der Zulassung von Wertpapieren zum Handel an einem organisierten Markt zu veröffenlichen ist — Wertpapierprospektgesetz) as of 22 June 2005, effective as of 1 July 2005 as amended, or any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. No selling prospectus (Verkaufsprospekt) within the meaning of the German Securities Selling Prospectus Act has been or will be registered within the Financial Supervisory Authority of the Federal Republic of Germany or otherwise published in Germany.

Italy

The common shares, preferred shares, common ADS and preferred ADSs may not be offered, sold or delivered in the Republic of Italy, and copies of this prospectus supplement or any other document relating to the common shares, preferred shares, common ADS or preferred ADSs may not be distributed in the Republic of Italy, other than to professional investors (operatori qualificati), as defined in article 31, second paragraph, of Consob Regulation No. 11522 of July 1, 1998, as amended (the “Broker-Dealers Regulation”). Any offer, sale or delivery of the common shares, preferred shares, common ADSs or preferred ADSs in the Republic of Italy must be (a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Legislative Decree No. 58 of February 24, 1998 (the “Financial Services Act”) as implemented by the Broker-Dealers Regulation; and (b) in compliance with any other applicable laws and regulations.

The Netherlands

The common shares, preferred shares, common ADSs and preferred ADSs may not be offered, sold, transferred or delivered, in or from the Netherlands, as part of the initial distribution or as part of any reoffering, and neither this prospectus supplement nor any other document in respect of the offering may be distributed in or from the Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade (which includes banks, investment banks, securities firms, insurance companies, pension funds, other institutional investors and treasury departments and finance companies of large enterprises), in which case, it must be made clear upon making the offer and from any documents or advertisements in which a forthcoming offering of common shares, preferred shares, common ADSs or preferred ADSs is publicly announced that the offer is exclusively made to such individuals or legal entities.

Spain

The common shares, preferred shares, common ADSs and preferred ADSs have not been registered with the Spanish National Commission for the Securities Market and, therefore, no common share, preferred share, common ADS or preferred ADS may be publicly offered, sold or delivered, nor any public offer in respect of the common shares, preferred shares, common ADSs or preferred ADSs made, nor may any prospectus or any other offering or publicity material relating to the common shares, preferred shares, common ADSs and preferred ADSs be distributed in Spain by the international agents or any person acting on their behalf, except in compliance with Spanish laws and regulations.

United Kingdom

All applicable provisions of the Financial Services and Markets Act 2000, or FSMA, must be complied with in respect of anything done in relation to our common shares, preferred shares, common ADSs and preferred ADSs in, from or otherwise involving the United Kingdom. Without limitation to the other restrictions referred to herein, this prospectus supplement and any other material in relation to the common shares, preferred shares, common ADSs and preferred ADSs described herein is only being distributed to, and is only directed at: (1) persons who are outside the United Kingdom; or (2) persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order; (ii) high net worth entities, and others to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together referred to as “relevant persons”). Our common shares, preferred shares, common ADSs and preferred ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common shares, preferred shares, common ADSs or preferred ADSs will only be engaged in with, relevant persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any person who is not a relevant person in the United Kingdom. Any person in the United Kingdom who is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

The common shares, preferred shares, common ADSs and preferred ADSs may not and will not be publicly offered distributed or re-distributed on a professional basis in or from Switzerland and neither this prospectus supplement nor any other solicitation for investments in the common shares, preferred shares, common ADS or preferred ADSs may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the prior written consent of Credit Suisse Securities (USA) LLC. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our common shares, preferred shares, common ADSs or preferred ADSs on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The common shares, preferred shares, common ADSs and preferred ADSs have not and will not be registered with the Swiss Federal Banking Commission and have not and will not be authorized under the Federal Act on Investment Funds of March 18,1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of the common shares, preferred shares, common ADSs or preferred ADSs.

Hong Kong

The common shares, preferred shares, common ADSs and preferred ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common shares, preferred shares, common ADSs or preferred ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares, preferred shares, common ADSs or preferred ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

China

The common shares, preferred shares, common ADSs and preferred ADSs may not be offered or sold directly or indirectly to the public in the People’s Republic of China (“China”) and neither this prospectus supplement, which has not been submitted to the Chinese Securities and Regulatory Commission, nor any offering material or information contained herein relating to the common shares, preferred shares, common ADSs and preferred ADSs, may be supplied to the public in China or used in connection with any offer for the subscription or sale of common shares, preferred shares, common ADSs or preferred ADSs to the public in China. The common shares, preferred shares, common ADSs and preferred ADSs may only be offered or sold to China-related organizations which are authorized to engage in foreign exchange business and offshore investment from outside of China. Such China-related investors may be subject to foreign exchange control approval and filing requirements under the relevant Chinese foreign exchange regulations.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares, preferred shares, common ADSs or preferred ADSs may not be circulated or distributed, nor may the common shares, preferred shares, common ADSs or preferred ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common shares, preferred shares, common ADSs or preferred ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the common shares, preferred shares, common ADSs or preferred ADSs under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The common shares, preferred shares, common ADSs and preferred ADSs have not been and will not be registered under the Financial Instruments and Exchange Law, as amended (the “FIEL”). Each international underwriter has represented and agreed that the common shares, preferred shares, common ADSs or preferred ADSs which it purchases will be purchased by it as principal and that, in connection with the offering, it will not, directly or indirectly, offer or sell any common shares, preferred shares, common ADSs or preferred ADSs in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or entity organized under the laws of Japan) or to others for re-offer or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements under the FIEL and otherwise in compliance with such law and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia

No prospectus, disclosure document, offering material or advertisement in relation to the common shares, preferred shares, common ADSs or preferred ADSs has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Accordingly, a person may not (a) make, offer or invite applications for the issue, sale or purchase of common shares, preferred shares, common ADSs or preferred ADSs within, to or from Australia (including an offer or invitation which is received by a person in Australia) or (b) distribute or publish this prospectus supplement or any other prospectus, disclosure document, offering material or advertisement relating to the common shares, preferred shares, common ADSs or preferred ADSs in Australia, unless (i) the minimum aggregate consideration payable by each offeree is the U.S. dollar equivalent of at least A$500,000 (disregarding moneys lent by the offeror or its associates) or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act 2001 (CWLTH) of Australia; and (ii) such action complies with all applicable laws and regulations.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990, its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, as amended, have been given in relation to the marketing, of and sale of the common shares, preferred shares, common ADSs or preferred ADSs in Kuwait, these may not be offered for sale, sold nor may any marketing or solicitation or inducement to buy any common shares, preferred shares, common ADSs or preferred ADSs may be made in Kuwait. Neither this prospectus supplement, any related document, nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Qatar

This offering of common shares, preferred shares, common ADSs and preferred ADSs does not constitute a public offer of common shares, preferred shares, common ADS or preferred ADSs in the State of Qatar under Law No. 5 of 2002 (the “Commercial Companies Law”). The common shares, preferred shares, common ADSs and preferred ADSs are only being offered to a limited number of investors who are willing and able to conduct an independent investigation of the risks involved in an investment in such common shares, preferred shares, common ADSs or preferred ADSs, or have sufficient knowledge of the risks involved in an investment in such common shares, preferred shares, common ADSs or preferred ADSs or are benefiting from preferential terms under a directed share program for directors, officers and employees. No transaction will be concluded in the jurisdiction of the State of Qatar.

United Arab Emirates

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED ARAB EMIRATES (EXCLUDING THE DUBAI INTERNATIONAL FINANCIAL CENTRE)

The common shares, preferred shares, common ADSs and preferred ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the Dubai International Financial Centre set out below. The information contained in this prospectus supplement does not constitute a public offer of the common shares, preferred shares, common ADSs or preferred ADSs in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser. This prospectus supplement is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

NOTICE TO PROSPECTIVE INVESTORS IN THE DUBAI INTERNATIONAL FINANCIAL CENTRE

This statement relates to an “exempt offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This statement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement nor taken steps to verify the information set out in it, and has no responsibility for it. The common shares, preferred shares, common ADSs and preferred ADSs to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares, preferred shares, common ADSs or preferred ADSs offered should conduct their own due diligence on the common shares, preferred shares, common ADSs and preferred ADSs. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser. For the avoidance of doubt, the common shares, preferred shares, common ADSs and preferred ADSs are not interests in a “fund” or “collective investment scheme” within the meaning of either the Collective Investment Law (DIFC Law No. l of 2006) or the Collective Investment Rules Module of the Dubai Financial Services Authority Rulebook.

Saudi Arabia

Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a “Saudi Investor”) who acquires common shares, preferred shares, common ADSs or preferred ADSs pursuant to the offering should note that the offer of common shares, preferred shares, common ADSs and preferred ADSs is an exempt offer under sub-paragraph (3) of paragraph (a) of Article 16 of the “Offer of Securities Regulations” as issued by the Board of the Capital Market Authority resolution number 2-11-2004 dated October 4, 2004 and amended by the resolution of the Board of Capital Market Authority resolution number 1-33-2004 dated December 21, 2004 (the “KSA Regulations”). The common shares, preferred shares, common ADSs or preferred ADSs may be offered to no more than 60 Saudi Investors and the minimum amount payable per Saudi Investor must not be less than Saudi Riyal (“SR”) 1 million or an equivalent amount. The offer of the common shares, preferred shares, common ADSs and preferred ADSs is therefore exempt from the public offer provisions of the KSA Regulations, but is subject to the following restrictions on secondary market activity: (a) A Saudi Investor (the “transferor”) who has acquired common shares, preferred shares, common ADSs or preferred ADSs pursuant to this exempt offer may not offer or sell common shares, preferred shares, common ADSs or preferred ADSs to any person (referred to as a “transferee”) unless the price to be paid by the transferee for such common shares, preferred shares, common ADSs or preferred ADSs equals or exceeds SR1 million. (b) If the provisions of paragraph (a) cannot be fulfilled because the price of the common shares, preferred shares, common ADSs or preferred ADSs being offered or sold to the transferee has declined since the date of the original exempt offer, the transferor may offer or sell the common shares, preferred shares, common ADSs or preferred ADSs to the transferee if their purchase price during the period of the original exempt offer was equal to or exceeded SR1 million. (c) If the provisions of paragraphs (a) and (b) cannot be fulfilled, the transferor may offer or sell the common shares, preferred shares, common ADSs or preferred ADSs if he/she sells his entire holding of the common shares, preferred shares, common ADSs or preferred ADSs to one transferee.

Any resale or other transfer, or attempted resale or other transfer, made other than in compliance with the above-stated restrictions shall not be recognized by us.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The international underwriters may agree to allocate a number of common ADSs or preferred ADSs to international underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the international underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Other Relationships

In addition to the global offering, the international underwriters, the Brazilian underwriters and their respective affiliates have engaged in a variety of commercial and investment banking transactions from time to time with us for which we have paid customary fees and expenses, including financing transactions, bank guarantees and foreign exchange and derivative transactions, such as currency and interest swaps, and have provided advisory services for mergers and acquisitions and issuances of debt and equity in the local and international capital markets.

Banco de Investimentos Credit Suisse (Brasil) S.A., one of the joint bookrunners for the Brazilian offering, arranged a new redeemable preferred share investment in Valepar, our principal shareholder, subject to certain terms and conditions. The proceeds from this investment will be used by Valepar to subscribe 147,846,518 common shares and 20,340,000 preferred shares in the Brazilian offering. See “The Global Offering — Valepar’s Acquisition of Shares” in this prospectus supplement for more information about this investment.

The address of the international underwriters for the international offering is c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York 10010.

EXPENSES OF THE GLOBAL OFFERING

We estimate that the expenses in connection with the global offering, other than underwriting discounts, commissions and fees, will be as follows:

Expense	Amount (US$)

SEC registration fee	US$	310,073
Euronext Paris admission fee		675,240
Brazilian offering fees and expenses, including CVM fee		52,000
Printing and engraving expenses		550,000
Legal fees and expenses		2,632,000
Accountant fees and expenses		439,000
Miscellaneous costs and “road show” expenses		1,594,000

Total	US$	6,252,313

All amounts in the above table, except for the SEC registration fee and the Euronext Paris listing fee, are estimates and therefore subject to change.

ENFORCEMENT OF CIVIL LIABILITIES

Mattos Filho Veiga Filho Marrey Jr. e Quiroga Advogados, our special Brazilian counsel, has advised us that a final conclusive judgment for the payment of money rendered by any New York State or federal court sitting in New York City in respect of our securities (including the ADSs) would be recognized in the courts of Brazil, and such courts would enforce such judgment without any retrial or reexamination of the merits of the original action only if such judgment has been previously ratified by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). This ratification is available only if:

•	the judgment fulfills all formalities required for its enforceability under the laws of the State of New York;

•	the judgment was issued by a competent court after proper service of process on the parties, which service of process if made in Brazil must comply with Brazilian law, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law;

•	the judgment is not subject to appeal;

•	the judgment was authenticated by a Brazilian consulate in the State of New York;

•	the judgment was translated into Portuguese by a certified sworn translator; and

•	the judgment is not against Brazilian public policy, good morals or national sovereignty.

We have also been advised by Mattos Filho Veiga Filho Marrey Jr. e Quiroga Advogados that:

•	Civil actions may be brought before Brazilian courts in connection with this prospectus supplement based on the federal securities laws of the United States and that Brazilian courts may enforce such liabilities in such actions against Vale (provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action).

•	The ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by provisions of Brazilian law. In addition, a Brazilian or foreign plaintiff who resides abroad or is abroad during the course of the suit in Brazil must post a bond to cover legal fees and court expenses of the defendant, should there be no real estate assets in Brazil to assure payment thereof, except in case of execution actions or counterclaims as established under Article 836 of the Brazilian Code of Civil Procedure.

Notwithstanding the foregoing, no assurance can be given that such confirmation would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to our securities (including the ADSs).

VALIDITY OF THE SECURITIES

The validity of our common shares and preferred shares and certain legal matters with respect to Brazilian law will be passed upon for us by Mattos Filho Veiga Filho Marrey Jr. e Quiroga Advogados, and certain legal matters with respect to Brazilian law will be passed upon for the international underwriters by Machado, Meyer, Sendacz e Opice — Advogados. Certain legal matters with respect to U.S. federal and New York law will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, and for the international underwriters by White & Case LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this prospectus supplement by reference to our annual report on Form 20-F for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

PROSPECTUS

Companhia Vale do Rio Doce
(Valley of the Rio Doce Company)

Guarantees

Preferred Class A Shares
American Depositary Shares, each representing one Preferred Class A Share
Common Shares
American Depositary Shares, each representing one Common Share

Vale Capital Limited

Guaranteed Debt Securities

Vale Capital Limited may offer from time to time debt securities guaranteed by Companhia Vale do Rio Doce, or CVRD, which debt securities may be convertible into or exchangeable for other securities. Vale Capital Limited or CVRD may also offer from time to time preferred class A shares or common shares of CVRD, including preferred class A shares or common shares represented by American Depositary Shares. An accompanying prospectus supplement will set forth the specific terms of the securities, the offering price, and the specific manner in which they may be offered.

We may sell these securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents will be set forth in an accompanying prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

June 18, 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf process, in one or more offerings Vale Capital Limited may sell debt securities guaranteed by CVRD, which debt securities may be convertible into or exchangeable for other securities, and Vale Capital or CVRD may sell preferred class A shares or common shares of CVRD, including preferred class A shares or common shares represented by American Depositary Shares.

This prospectus provides you only with a general description of the securities that we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise specified or the context otherwise requires, references to “CVRD” are to Companhia Vale do Rio Doce, its consolidated subsidiaries and its joint ventures and other affiliated companies. References to “Vale Capital” are to Vale Capital Limited. Terms such as “we,” “us” and “our” generally refer to one or both of Companhia Vale do Rio Doce and Vale Capital Limited, as the context may require.

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement may constitute forward-looking statements within the meaning of the safe harbor provisions of U.S. Private Securities Litigation Reform Act of 1995. Many of those forward-looking statements can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others. Those statements appear in a number of places and include statements regarding our intent, belief or current expectations with respect to:

•	our direction and future operation;

•	the implementation of our principal operating strategies, including our potential participation in privatization, acquisition or joint venture transactions or other investment opportunities;

•	our acquisition or divestiture plans;

•	the implementation of our financing strategy and capital expenditure plans;

•	the exploration of mineral reserves and development of mining facilities;

•	the depletion and exhaustion of mines and mineral reserves;

•	the future impact of competition and regulation;

•	the declaration or payment of dividends;

•	industry trends, including the direction of prices and expected levels of supply and demand;

•	other factors or trends affecting our financial condition or results of operations; and

•	the factors discussed in other documents incorporated by reference in this prospectus.

We caution you that forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, including those identified under “Risk Factors” in our SEC reports that are incorporated by reference in this prospectus. These risks and uncertainties include factors relating to the Brazilian economy and securities markets, which are volatile and can be adversely affected by developments in other countries, factors relating to the iron ore and nickel businesses and their dependence on the global steel industry, which is cyclical in nature, and factors relating to the highly competitive industries in which we operate. For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” in our SEC reports incorporated by reference in this prospectus. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments.

All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement, and you should not place undue reliance on any forward-looking statement included in this prospectus or any accompanying prospectus supplement.

COMPANHIA VALE DO RIO DOCE

CVRD is the second-largest diversified metals and mining company in the world, the largest metals and mining company in the Americas, and one of the largest private-sector companies in Latin America by market capitalization. We are the world’s largest producer and exporter of iron ore and pellets and one of the world’s largest producers of nickel. We also produce copper, manganese, ferroalloys, bauxite, precious metals, cobalt, kaolin, potash and other products. To support our growth strategy, we are actively engaged in mineral exploration efforts in 19 countries around the globe. We operate large logistics systems in Brazil, including railroads, maritime terminals and ports that are integrated with our mining operations. Directly and through affiliates and joint ventures, we have major investments in the aluminum, coal, energy and steel businesses.

CVRD’s main lines of business are:

•	ferrous minerals: comprised of iron ore, pellets, manganese and ferroalloys businesses;

•	non-ferrous minerals: comprised of nickel, platinum-group metals, kaolin, potash, cobalt and copper businesses;

•	aluminum-related operations: comprised of bauxite mining, alumina refining and aluminum metal smelting businesses;

•	logistics: comprised of railroads, ports and terminals and shipping businesses; and

•	other investments: comprised of steel and hydroelectric power generation businesses.

CVRD’s legal and commercial name is Companhia Vale do Rio Doce. CVRD is a stock corporation, or sociedade por ações, duly organized on January 11, 1943, and existing under the laws of the Federative Republic of Brazil.

CVRD is organized for an unlimited period of time. CVRD’s principal executive offices are located at Avenida Graça Aranha, No. 26, 20030-900 Rio de Janeiro, RJ, Brazil. Its telephone number is (55-21) 3814-4477.

VALE CAPITAL LIMITED

Vale Capital is a finance company indirectly wholly owned by CVRD. Vale Capital’s business is to issue debt securities to finance the activities of CVRD and CVRD’s subsidiaries and affiliates. It has no other operations or employees.

Vale Capital was registered and incorporated as a Cayman Islands exempted company with limited liability on May 22, 2007, registration number 187812. Vale Capital is incorporated for an indefinite period of time. Its registered office is at the offices of Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands, and its principal executive offices are located at Avenida Graça Aranha, No. 26, 20030-900 Rio de Janeiro, RJ, Brazil. Its telephone number is (55-21) 3814-4477.

USE OF PROCEEDS

CVRD

Unless otherwise indicated in an accompanying prospectus supplement, CVRD intends to use the net proceeds from the sale of the securities for general corporate purposes, which may include funding working capital and capital expenditures, financing potential acquisitions, funding dividend payments and repaying existing debt.

Vale Capital

Unless otherwise indicated in an accompanying prospectus supplement, Vale Capital intends to on-lend the net proceeds from the sale of debt securities to CVRD or CVRD’s subsidiaries and affiliates.

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and in any attached prospectus supplement, when we refer to the “holders” of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding debt securities in accounts at banks or brokers is called holding in “street name.” If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

•	how it handles payments and notices with respect to the debt securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether the debt securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if our debt securities are issued only in the form of global securities:

•	You cannot have the debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•	You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities.

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

•	The depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee and any registrar also do not supervise the depositary in any way.

•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the debt securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security representing our debt securities are:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days; or

•	Vale Capital decides in its sole discretion to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us, the trustee or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

DESCRIPTION OF DEBT SECURITIES

The following briefly summarizes the material provisions of the debt securities and the indenture that will govern the debt securities, other than pricing and related terms and other specifications disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of your series of debt securities, which will be described in more detail in the applicable prospectus supplement.

Indenture

Vale Capital will issue debt securities guaranteed by CVRD under an indenture to be entered into among Vale Capital, CVRD and The Bank of New York, as trustee, which we refer to as the indenture. The trustee under the indenture has two main roles:

•	First, the trustee can enforce your rights against CVRD and Vale Capital if CVRD or Vale Capital defaults, as applicable. There are some limitations on the extent to which the trustee acts on your behalf, described below under “— Events of Default.”

•	Second, the trustee performs administrative duties for us, such as sending principal and interest payments to you, transferring your debt securities to a new buyer if you sell and sending notices to you.

The indenture and its associated documents contain the full legal text of the matters described in this section. We have agreed in the indenture that New York law governs the indenture and the debt securities. We have filed a copy of the form of the indenture with the SEC as an exhibit to our registration statement. We have consented in the indenture to the non-exclusive jurisdiction of any U.S. federal and state courts sitting in the borough of Manhattan in the City of New York. (Sections 1.12 and 1.14)

Types of Debt Securities

This section summarizes material terms of the debt securities that are common to all series, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definition of various terms used in the indenture. For example, we describe the meanings for only the more important terms that have been given special meanings in the indenture. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in any prospectus supplement, those sections or defined terms are incorporated by reference herein or in such prospectus supplement.

We may issue original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. We may also issue indexed securities or securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We will describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement.

In addition, the material financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the applicable prospectus supplement.

In addition, the prospectus supplement will state whether we will list the debt securities of the series on any stock exchanges and, if so, which ones.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in minimum denominations of US$1,000 and any integral multiple thereof. (Section 3.2)

You may have your debt securities broken into more debt securities of smaller authorized denominations or combined into fewer debt securities of larger authorized denominations, as long as the total principal amount is not changed. This is called an exchange. (Section 3.4)

You may exchange or transfer your registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also register transfers of the registered debt securities. (Sections 3.4 and 10.2)

You will not be required to pay a service charge for any registration of transfer or exchange debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the security registrar with a written instrument of transfer satisfactory in form to the security registrar. (Section 3.4)

Payment and Paying Agents

If your debt securities are in registered form, we will pay interest to you if you are listed in the trustee’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day is called the “regular record date” and will be stated in the prospectus supplement. (Sections 3.6 and 3.1.5)

We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at our office or agency maintained for that purpose in New York, New York. We may also choose to pay interest by mailing checks. We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. (Sections 2.2, 10.2 and 10.3)

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us or (if then held by us) discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 10.3)

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 1.6)

Modification and Waiver

The indenture provides several categories of changes that can be made to the indenture and the debt securities. Such changes may or may not require the consent of the holders, as described below. A supplemental indenture will be prepared if holder approval is required.

Changes Requiring Each Holder’s Approval

The indenture provides that there are changes to that indenture that cannot be made without the approval of each holder of the outstanding debt securities affected thereby. Those types of changes are:

•	a change in the stated maturity for any principal or interest payment on the debt securities;

•	a reduction in the principal amount, the interest rate, the redemption price for the debt securities or the principal amount that would be due and payable upon acceleration;

•	a change in the obligation to pay additional amounts;

•	a change in the currency of any payment on the debt securities;

•	a change in the place of any payment on the debt securities;

•	an impairment of the holder’s right to sue for payment of any amount due on its securities;

•	a reduction in the percentage in principal amount of the outstanding debt securities needed to change the indenture or the debt securities;

•	a change in the terms of payment from, or control over, or release or reduction of any collateral or security interest to secure the payment of principal, interest or premium, if any, under any debt security;

•	a reduction in the percentage in principal amount of the outstanding debt securities needed to waive compliance with the indenture or to waive defaults; and

•	a modification of the sections of the indenture relating to supplemental indentures, waiver with the consent of holders or waiver of past defaults, except to increase the percentage of holders required to make a revision or to provide that certain other provisions of the indenture cannot be modified or waived without the approval of each holder of the debt securities. (Section 9.2)

Changes Not Requiring Approval

The indenture provides that some changes do not require any approval by holders of outstanding debt securities under that indenture. This type of change is limited to clarifications of ambiguities, omissions, defects and inconsistencies, amendments, supplements and other changes that would not adversely affect the holders of outstanding debt securities under the indenture in any material respect, such as adding covenants, additional events of default or successor trustees. (Section 9.1)

Changes Requiring Majority Approval

The indenture provides that other changes to the indenture and the outstanding debt securities under the indenture and any waiver of any provision of the indenture must be approved by the holders of a majority in principal amount of each series of securities affected by the change or waiver. The required approval must be given by written consent. (Section 9.2)

The indenture provides that the same majority approval would be required for CVRD or Vale Capital to obtain a waiver of any of its covenants in the indenture. The covenants of CVRD and Vale Capital in the indenture include the promises CVRD and Vale Capital make about merging and creating liens on their assets, which are described below under “— Certain Covenants; Mergers and Similar Transactions” and “— Certain Covenants; Limitation on Liens.” If the holders approve a waiver of a covenant, CVRD and Vale Capital will not have to comply with that covenant. The holders, however, cannot approve a waiver of any provision in the debt securities or the indenture, as it affects any security, that CVRD and Vale Capital cannot change without the approval of the holder of that security as described above in “— Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver. (Section 9.2)

Voting Mechanics

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities held by Vale Capital, CVRD or their affiliates are not considered outstanding. (Section 1.1)

Vale Capital will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee, and not Vale Capital, will be entitled to set a record date for action by holders. If a record date is set for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or the trustee, as applicable, may specify. This period may be shortened or lengthened (but not beyond 180 days). (Sections 1.4.5, 1.4.6 and 1.4.7)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted if we seek to change the indenture or the debt securities or request a waiver.

Redemption

Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in “Optional Tax Redemption” below, unless otherwise specified in the applicable prospectus supplement, we will not be entitled to redeem your debt security before its stated maturity. (Section 11.1.1)

If the applicable prospectus supplement specifies a redemption date, it will also specify one or more redemption prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulae used to determine the redemption price. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the applicable prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed, the trustee will authenticate and deliver to the holder of such debt securities without service charge, a new debt security or securities of the same series and of like tenor, of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the debt security so surrendered. If less than all of the debt securities are redeemed, the trustee will choose the debt securities to be redeemed by lot, or in the trustee’s discretion, pro rata. (Section 11.5)

In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above under “— Notices.” (Section 11.2)

Subject to any restrictions that will be described in the prospectus supplement, we or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Optional Tax Redemption

Unless otherwise indicated in a prospectus supplement, we will have the option to redeem, in whole but not in part, the debt securities where, as a result of a change in or amendment to any laws (or any rules or regulations thereunder) or the official interpretation, administration or application of any laws, rules or regulations, we would be required to pay additional amounts, as described below under “— Payment of Additional Amounts,” in excess of those attributable to Brazilian or Cayman Islands withholding tax on the basis of a statutory rate of 15%, and if the obligation cannot be avoided by CVRD or Vale Capital, as applicable, after taking measures CVRD or Vale Capital, as applicable, considers reasonable to avoid it. This applies only in the case of changes or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and in the jurisdiction where we are incorporated. If the applicable issuer is succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which the successor entity is organized, and the applicable date will be the date the entity became a successor. (Section 11.1.3 and Section 10.7)

If the debt securities are redeemed, the redemption price for debt securities (other than original issue discount debt securities) will be equal to the principal amount of the debt securities being redeemed and any applicable premium plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities. No notice may be given earlier than 90 days prior to the earliest date on which we, but for such redemption, would be obligated to pay such additional amounts, and the obligation to pay such additional amounts must remain in effect at the time notice is given. (Sections 11.1 and 11.2)

Payment of Additional Amounts

The indenture provides that all payments in respect of the debt securities issued thereunder will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Brazil, the Cayman Islands, a successor jurisdiction or any authority therein or thereof having power to tax unless CVRD or Vale Capital, as applicable, is compelled by law to deduct or withhold such taxes, duties, assessments or governmental charges. In such event, CVRD or Vale Capital, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of debt securities after such withholding or deduction shall equal the respective amounts of principal and interest which would have been receivable in respect of the debt securities in the absence of such withholding or deduction. Notwithstanding the foregoing, neither CVRD nor Vale Capital will have to pay additional amounts:

•	to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such security by reason of his having some connection with Brazil or the Cayman Islands other than the mere holding of the security and the receipt of payments with respect to the security;

•	in respect of securities surrendered (if surrender is required) more than 30 days after the Relevant Date except to the extent that the holder of such security would have been entitled to such additional amounts on surrender of such security for payment on the last day of such period of 30 days;

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive;

•	to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such holder’s failure to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Brazil, the Cayman Islands or a successor jurisdiction or applicable political subdivision or authority thereof or therein having power to tax, of such holder, if compliance is required by such jurisdiction, or any political subdivision or authority thereof or therein having power to tax, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and CVRD or Vale Capital, as applicable, has given the holders at least 30 days’ notice that holders will be required to provide such certification, identification or other requirement;

•	in respect of any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

•	in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest on the security or by direct payment by CVRD or Vale Capital in respect of claims made against CVRD or Vale Capital; or

•	in respect of any combination of the above. (Section 10.7.1)

The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay additional amounts. (Section 3.1)

For purposes of the provisions described above, “Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the trustee on or prior to such due date, the date on which notice is given to the holders that the full amount is so received by the trustee. The debt securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, neither Vale Capital nor CVRD shall be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein. (Section 10.7.1)

In the event that additional amounts actually paid with respect to the debt securities described above are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such debt securities, and, as a result thereof such holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to CVRD or Vale Capital, as the case may be. (Section 10.7.4)

Any reference in this prospectus, the indenture or the debt securities to principal, interest or any other amount payable in respect of the debt securities or the guarantee by Vale Capital or CVRD, as applicable, will be deemed also to refer to any additional amount, unless the context requires otherwise, that may be payable with respect to that amount under the obligations referred to in this subsection. (Section 10.7.5)

Certain Covenants

Mergers and Similar Transactions

Unless otherwise specified in the applicable prospectus supplement, CVRD and Vale Capital will each covenant that they will not without the consent of the holders of a majority in aggregate principal amount of the securities outstanding under the indenture consolidate with or merge into any other corporation or (x) in the case of CVRD, convey or transfer all or substantially all of its mining properties or assets to any other person or (y) in the case of Vale Capital, convey or transfer all or substantially all of its properties or assets to any other person, unless:

•	the corporation formed by such consolidation or into which CVRD or Vale Capital is merged or the person which acquires by conveyance or transfer all or substantially all of the mining properties or assets of CVRD or all or substantially all of the properties and assets of Vale Capital, which we refer to as the successor corporation, will expressly assume the due and punctual payment of the principal of and interest on all the securities issued under the indenture and all other obligations of CVRD or Vale Capital under the indenture and the securities issued under the indenture;

•	immediately after giving effect to such transaction, no event of default with respect to any security issued under the indenture will have occurred and be continuing;

•	CVRD and Vale Capital have delivered to the trustee under the indenture a certificate signed by two executive officers of CVRD and two directors of Vale Capital stating that such consolidation, merger, conveyance or transfer complies with this section and that all conditions precedent provided in the indenture, which relate to such transaction, have been complied with and an opinion of independent external counsel of recognized standing stating that such consolidation, merger, conveyance or transfer complies with this covenant and that all conditions provided, which relate to the transaction, have been complied with; and

•	the successor corporation will expressly agree to withhold against any tax, duty, assessment or other governmental charge thereafter imposed or levied by Brazil, the Cayman Islands, a successor jurisdiction or any political subdivision or authority thereof or therein having power to tax as a consequence of such consolidation, merger, conveyance or transfer with respect to the payment of principal of or interest on the securities, and to pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of the securities after any such withholding or deduction will equal the respective amounts of principal, premium (if any) and interest, as applicable, which would have been receivable in respect of the securities in the absence of such consolidation, merger, conveyance or transfer, subject to exceptions and limitations contained in “— Payment of Additional Amounts,” in relation to the successor jurisdiction. (Article 8)

Upon any consolidation, merger, conveyance or transfer in accordance with these conditions, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of, CVRD or Vale Capital under the securities with the same effect as if the successor corporation had been named as the issuer or guarantor, as applicable, of the securities under the indenture. If a successor corporation is incorporated in or considered to be resident in a jurisdiction other than Brazil or the Cayman Islands, such jurisdiction will be referred to as a “successor jurisdiction.” No successor corporation will have the right to redeem the debt securities unless CVRD or Vale Capital, as applicable, would have been entitled to redeem the debt securities in similar circumstances. (Article 8)

If the conditions described above are satisfied, neither CVRD nor Vale Capital will need to obtain the consent of the holders in order to merge or consolidate or (x) in the case of CVRD, convey or transfer all or substantially all of its mining properties or assets to any other person or (y) in the case of Vale Capital, convey or transfer all or substantially all of its properties or assets to any other person. Also, CVRD and Vale Capital will not need to satisfy these conditions if CVRD or Vale Capital enters into other types of transactions, including the following:

•	any transaction in which either CVRD or Vale Capital acquires the stock or assets of another person;

•	any transaction that involves a change of control of CVRD or Vale Capital, but in which neither CVRD nor Vale Capital merges or consolidates; and

•	any transaction in which CVRD or Vale Capital sells or otherwise disposes of (x) in the case of CVRD, less than substantially all of its mining properties or assets or (y) in the case of Vale Capital, less than substantially all of its properties or assets.

Limitation on Liens

Unless otherwise specified in the applicable prospectus supplement, CVRD and Vale Capital will covenant that for so long as any securities remain outstanding, neither CVRD nor Vale Capital will create, incur, issue or assume any Indebtedness (as defined below) secured by any mortgage, pledge, lien, hypothecation, security interest or other encumbrance (each a “Lien”), except for Permitted Liens (as defined below), without securing the outstanding securities equally and ratably therewith or prior thereto. The (1) giving of a guarantee that is secured by a Lien upon or in respect of any asset of CVRD or Vale Capital, and (2) creation of a Lien upon or in respect of any asset of CVRD or Vale Capital to secure Indebtedness that existed prior to the creation of such Lien, shall be deemed to involve the incurrence of Indebtedness in an amount equal to the principal amount of such Indebtedness secured by such Lien. (Section 10.6)

For purposes of this covenant, “Permitted Liens” means any mortgage, pledge, lien, hypothecation, security interest or other encumbrance:

•	granted upon or with regard to any property acquired after the issue date of the series of securities by CVRD or Vale Capital, as applicable, to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property; provided, however, that the maximum sum secured thereby shall not exceed the purchase price of such property or the Indebtedness incurred solely for the purpose of financing the acquisition of such property;

•	in existence on the date of the issuance of the applicable series of debt securities and any extension, renewal or replacement thereof; provided, however, that the total amount of Indebtedness so secured shall not exceed the amount so secured on the date of the issuance of the applicable series of debt securities;

•	arising by operation of law, such as tax, merchants’, maritime or other similar liens arising in the ordinary course of business of CVRD or Vale Capital;

•	arising in the ordinary course of business in connection with the financing of export, import or other trade transactions to secure Indebtedness of CVRD or Vale Capital;

•	securing or providing for the payment of Indebtedness incurred in connection with any project financing by CVRD; provided that such security only extends to properties (which may include existing properties at any pre-existing site selected for expansion) which are the subject of such project financing, to any revenues from such properties, or to any proceeds from claims belonging to CVRD which arise from the operation, failure to meet specifications, failure to complete, exploitation, sale or loss of, or damage to, such property;

•	granted upon or with regard to any present or future asset or property of CVRD or Vale Capital to (i) any Brazilian governmental credit agency (including, but not limited to the Brazilian National Treasury, Banco Nacional de Desenvolvimento Econômico e Social, BNDES Participações S.A., Financiadora de Estudos e Projetos and Agência Especial de Financiamento Industrial); (ii) any Brazilian official financial institutions (including, but not limited to Banco da Amazônia S.A. — BASA and Banco do Nordeste do Brasil S.A. — BNB); (iii) any non-Brazilian official export-import bank or official export-import credit insurer; or (iv) the International Finance Corporation or any non-Brazilian multilateral or government-sponsored agency;

•	existing on any asset prior to the acquisition thereof by CVRD or Vale Capital and not created in contemplation of such acquisition;

•	created over funds reserved for the payment of principal, interest and premium, if any, due in respect of securities issued under the indenture; or

•	granted after the date of the indenture upon or in respect of any asset of CVRD or Vale Capital other than those referred to above, provided that the aggregate amount of Indebtedness secured pursuant to this exception shall not, on the date any such Indebtedness is incurred, exceed an amount equal to 10% of CVRD’s stockholders’ equity (calculated on the basis of CVRD’s latest quarterly unaudited or annual audited non-consolidated financial statements, whichever is the most recently prepared in accordance with accounting principles generally accepted in Brazil and currency exchange rates prevailing on the last day of the period covered by such financial statements).

You should consult the prospectus supplement relating to your debt securities for further information about these covenants and whether they are applicable to your debt securities.

Defeasance and Discharge

The following discussion of full defeasance and discharge and covenant defeasance and discharge will only be applicable to your series of debt securities if Vale Capital chooses to apply them to that series, in which case we will so state in the prospectus supplement. (Section 13.1)

If the applicable prospectus supplement states that full defeasance will apply to a particular series, CVRD and Vale Capital will be legally released from any payment and other obligations on the debt securities, except for various obligations described below (called “full defeasance”), provided that Vale Capital, in addition to other actions, puts in place the following arrangements for you to be repaid:

•	Vale Capital must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a firm of nationally recognized independent public accountants, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

•	Vale Capital must deliver to the trustee a legal opinion of outside counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then current U.S. federal income tax law Vale Capital may make the above deposit without causing you to be taxed on the debt securities any differently than if Vale Capital did not make the deposit and instead repaid the debt securities itself. (Sections 13.2 and 13.4)

If Vale Capital ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to CVRD or Vale Capital for repayment in the unlikely event of any shortfall. However, even if Vale Capital takes these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

If the applicable prospectus supplement states that covenant defeasance will apply to a particular series, Vale Capital can make the same type of deposit described above and be released from all or some of the restrictive covenants (if any) that apply to the debt securities of the particular series. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, Vale Capital would be required to take all of the steps described above under “— Defeasance and Discharge” except that the opinion of counsel would not have to refer to a change in United States Federal income tax laws or a ruling from the United States Internal Revenue Service. (Sections 13.3 and 13.4)

If Vale Capital were to accomplish covenant defeasance, the following provisions of the indenture and/or the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement; and

•	the events of default relating to breach of the defeased covenants, described below under “What Is An Event of Default?”.

If Vale Capital accomplishes covenant defeasance, you would still be able to look to it and to CVRD for repayment of the debt securities if there were a shortfall in the trust deposit. If any event of default occurs and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 13.3 and 13.4)

Ranking

The debt securities will rank equally with all the other unsecured and unsubordinated Indebtedness of Vale Capital. The guarantees will rank equally with all other unsecured and unsubordinated Indebtedness of CVRD. (Section 10.13)

Events of Default

The indenture provides that you will have special rights if an event of default occurs and is not cured or waived, as described later in this subsection and as may be specified in the applicable prospectus supplement.

What Is an Event of Default? The indenture provides that the term “event of default” with respect to any series of debt securities means any of the following:

•	failure to pay any interest (or additional amounts, if any) on any of the debt securities of that series on the date when due, which failure continues for a period of 30 days; or failure to pay any principal or premium, if any (or additional amounts, if any), on any of the debt securities of that series on the date when due;

•	in relation to CVRD, its significant subsidiaries and Vale Capital: any default or event of default occurs and is continuing under any agreement, instrument or other document evidencing outstanding Indebtedness in excess of US$50 million in aggregate (or its equivalent in other currencies) and such default or event of default results in the actual acceleration of such Indebtedness;

•	CVRD or Vale Capital fails to duly perform or observe any other covenant or agreement in respect of the debt securities of that series and such failure continues for a period of 60 days after CVRD or Vale Capital, as applicable, receives a notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series;

•	CVRD or a significant subsidiary of CVRD or Vale Capital (i) has a court decree or order in an involuntary case or proceeding under any applicable bankruptcy, insolvency, suspension of payments, reorganization or other similar law, entered against it, or has a court decree or order adjudging it bankrupt or insolvent, or suspending its payments, or approving a petition seeking its reorganization, arrangement, adjustment or composition or appointing a liquidator or other similar official of it or of any substantial part of its property, or ordering its winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or (ii) commences a voluntary bankruptcy, insolvency, reorganization or other similar proceeding, or consents to a decree or order in, or commencement of, an involuntary bankruptcy, or files or consents to the filing of a petition or answer or consent seeking reorganization or relief, or consents to the appointment of a liquidator or similar official of it or of any substantial part of its property, or makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or takes any corporate action in furtherance of any such action, or is generally unable to make payment of its obligations as they come due;

•	a final judgment or judgments (not subject to appeal) determines the guarantee of such debt securities to be unenforceable or invalid, such guarantee ceases for any reason to be valid and binding or enforceable against CVRD, or CVRD or any person acting on its behalf denies or disaffirms its obligations under such guarantee. (Section 5.1)

For the purposes of this description of debt securities, “Indebtedness,” with respect to any person, means any amount payable (whether as a direct obligation or indirectly through a guarantee by such person) pursuant to (i) an agreement or instrument involving or evidencing money borrowed, (ii) a conditional sale or a transfer with recourse or with an obligation to repurchase or (iii) a lease with substantially the same economic effect as any such agreement or instrument and which, under U.S. GAAP, would constitute a capitalized lease obligation; provided, however, that as used in the cross-acceleration provision described in the second bullet point under “— What is an Event of Default?” “Indebtedness” will not include any payment made by CVRD on behalf of an affiliate, upon any Indebtedness of such affiliate becoming immediately due and payable as a result of a default by such affiliate, pursuant to a guarantee or similar instrument provided by CVRD in connection with such indebtedness, provided that such payment made by CVRD is made within five business days of notice being provided to CVRD that payment is due under such guarantee or similar instrument.

For the purpose of the definition of Indebtedness, “affiliate” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof that (i) CVRD directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with or (ii) in which CVRD has a 20% or more holding of voting shares. (Section 1.1)

“Significant subsidiary” means, at any time, a subsidiary of which CVRD’s and its other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) exceeds 10% of the total assets of the consolidated group as of the end of the most recently completed fiscal year. (Section 1.1)

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities. (Section 5.1)

Remedies upon an Event of Default

Except as provided in the next sentence, if an event of default has occurred and is continuing, the trustee at the written request of holders of not less than 25% in principal amount of the outstanding debt securities of that series will declare the entire principal amount of the debt securities of that series to be due and payable immediately and upon any such declaration, the principal, accrued interest and any unpaid additional amounts will become immediately due and payable. If an event of default occurs because of a bankruptcy, insolvency or reorganization relating to CVRD (but not any significant subsidiary) or Vale Capital, the entire principal amount of the debt securities of that series will be automatically accelerated, without any declaration or action by the trustee or any holder, and any principal, accrued interest or additional amounts will become due and payable.

Each of the situations described above is called an acceleration of the maturity of the debt securities under the indenture. If the maturity of the debt securities of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may cancel the acceleration of the debt securities, provided that Vale Capital has paid or deposited with the trustee under the indenture a sum sufficient to pay (i) all overdue interest and any additional amounts on all of the debt securities of the series, (ii) the principal of any debt securities of the series which have become due (other than amounts due solely because of the acceleration), (iii) interest upon overdue interest at the rate borne by (or prescribed therefor in) the securities of that series (to the extent that payment of this interest is lawful), and (iv) all sums paid or advanced by the trustee under the indenture and all amounts CVRD or Vale Capital owe the trustee; and all other defaults with respect to the debt securities of that series have been cured or waived. (Section 5.3)

The trustee is not required under the indenture to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture, or in the exercise of any of its rights or powers, if the trustee has reasonable grounds for believing that repayment of the funds or adequate indemnity against such risk or liability is not reasonably assured to it. (Section 6.1)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee under the indenture written notice of a continuing event of default;

•	The holders of not less than 25% in principal amount of the outstanding debt securities of the series must make a written request that the trustee institute proceedings in respect of the event of default;

•	They or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in taking that action;

•	The trustee must not have taken action for 60 days after the above steps have been taken; and

•	During those 60 days, the holders of a majority in principal amount of the outstanding debt securities of the series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of the series. (Section 5.8)

Under the indenture, you are entitled, however, at any time to bring a lawsuit for the payment of money due on your security on or after its due date and which was not paid in full by CVRD or Vale Capital. (Section 5.9)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity of the debt securities.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive any default for the debt securities of the series, except for defaults which cannot be waived without the consent of each holder. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default, however, without the approval of each holder of the affected series of securities. (Section 5.14)

CVRD and Vale Capital will furnish to the trustee within 120 days after the end of our fiscal year every year a written statement of certain of our officers and directors, as the case may be, that will either certify that, to the best of their knowledge, we are in compliance with the indenture and the debt securities or specify any default. In addition, Vale Capital will notify the trustee within 15 days after becoming aware of the occurrence of any event of default. (Section 10.4)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to waive a default.

Guarantee by CVRD

Payments of amounts due by Vale Capital under the debt securities and the indenture will be guaranteed by CVRD. See “Description of the Guarantees.”

Regarding the Trustee

The Bank of New York will serve as the trustee under the indenture. The Bank of New York may from time to time have other business relationships with CVRD, Vale Capital and their affiliates.

DESCRIPTION OF THE GUARANTEES

The following description of the terms and provisions of the guarantees summarizes the general terms that will apply to each guarantee that we deliver in connection with an issuance of debt securities by Vale Capital. When Vale Capital sells a series of its debt securities, CVRD will execute and deliver a guarantee of that series of debt securities under the indenture.

Pursuant to any guarantee, CVRD will irrevocably and unconditionally agree, upon the failure of Vale Capital to make the required payments under the applicable series of debt securities and the indenture, to make any required payment. The amount to be paid by CVRD under the guarantee will be an amount equal to the amount of the payment Vale Capital fails to make. (Article 12 of the indenture)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this prospectus by reference to CVRD’s annual report on Form 20-F for the year ended December 31, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The audited historical consolidated financial statements of Inco Limited included in CVRD’s Form 6-K dated November 13, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

VALIDITY OF THE SECURITIES

Unless otherwise specified in the applicable prospectus supplement, Cleary Gottlieb Steen & Hamilton LLP will provide an opinion regarding the validity of the debt securities and the guarantees under New York law; Machado, Meyer, Sendacz e Opice — Advogados will provide an opinion regarding the authorization of the debt securities and the guarantees under Brazilian law; and Walkers will provide an opinion regarding the authorization of the debt securities under Cayman Islands law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. The registration statement, including exhibits and schedules thereto, and any other materials we may file with the SEC may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet web site at http://www.sec.gov, from which you can electronically access the registration statement and its exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2006, filed with the SEC on May 15, 2007 (File No. 001-15030);

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•	our report on Form 6-K furnished to the SEC on November 13, 2006 (File No. 011-15030) containing audited consolidated financial statements of Inco Limited for the years ended December 31, 2005, 2004 and 2003 and unaudited interim consolidated financial statements of Inco Limited for the nine-month periods ended September 31, 2006 and 2005;

•	our report on Form 6-K furnished to the SEC on May 9, 2007 (File No. 011-15030) containing unaudited interim consolidated financial statements of CVRD for the three-month periods ended March 31, 2007 and 2006;

•	our report on Form 6-K furnished to the SEC on June 18, 2007 (File No. 011-15030) containing disclosure regarding the results of operations of CVRD for the three-month periods ended March 31, 2007 and 2006 and unaudited pro forma condensed financial information of CVRD for the year ended December 31, 2006; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to the Investor Relations Department, Avenida Graça Aranha, No. 26, 17th floor, 20030-900 Rio de Janeiro, RJ, Brazil (telephone no: 55- 21-3814-4557).

Companhia Vale do Rio Doce

Guarantees

Preferred Class A Shares
American Depositary Shares, each representing
one Preferred Class A Share

Common Shares
American Depositary Shares, each representing
one Common Share

Vale Capital Limited

Guaranteed Debt Securities

PROSPECTUS

June 18, 2007

Companhia Vale do Rio Doce

256,926,766 Common Shares, including Common Shares
  in the form of American Depositary Shares

164,402,799 Preferred Class A Shares, including
Preferred Class A Shares
in the form of American Depositary Shares

PROSPECTUS SUPPLEMENT

July 16, 2008